EXHIBIT 10.1

Letter of Credit Agreement
dated as of September 14, 2007
among
Flowserve B.V., as an Applicant,
Flowserve Corporation,
as an Applicant and as Guarantor
The Additional Applicants from time to time party hereto
The Various Lenders From Time to Time Party hereto,
and
ABN AMRO Bank N.V.,
as Administrative Agent
and an Issuing Bank

ABN AMRO Bank N.V.
Sole Lead Arranger and Sole Book Runner

-i-

-ii-

Schedules
Schedule 1.01(a)	—	Administrative Agent’s Office
Schedule 1.01(b)	—	Commitments
Schedule 1.01(c)	—	Existing Letters of Credit
Schedule 3.08	—	Subsidiaries
Schedule 3.09	—	Litigation
Schedule 3.17	—	Environmental Matters

-iii-

Exhibits:
Exhibit A	—	Form of Acceptable Letter of Credit
Exhibit B	—	Applicant Joinder
Exhibit C	—	Assignment and Acceptance
Exhibit D-1	—	Guarantor Counsel Opinion
Exhibit D-2	—	Domestic Applicant Counsel Opinion
Exhibit D-3	—	Foreign Applicant Counsel Opinion
Exhibit E	—	Additional Letter of Credit Terms and Conditions
Exhibit F	—	Debt Subordination Agreement

-iv-

Flowserve B.V.
Flowserve Corporation
Letter of Credit Agreement
          This Letter of Credit Agreement is dated as of September 14, 2007, and entered into among Flowserve Corporation, a New York corporation (the “Guarantor”), Flowserve B.V., a company organized and existing under the laws of the Netherlands with its corporate seat in Breda, the Netherlands and having its address at Parallelweg 6, 4878 AH Etten-Leur, the Netherlands, and other Subsidiaries of the Guarantor from time to time party hereto as applicants for letters of credit hereunder (collectively, including the Guarantor, the “Applicants” and individually, an “Applicant”), the financial institutions from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and ABN AMRO Bank N.V., a public company with limited liability organized and existing under the laws of the Netherlands, with its corporate seat in Amsterdam, the Netherlands, and having an address at 450 West Madison, Chicago, Illinois, as an Issuing Bank and as Administrative Agent for the Lenders.
          Whereas, the Guarantor has requested that (i) the Issuing Banks issue letters of credit in an aggregate face amount of €150,000,000, which will be used for contingent obligations (including obligations as an account party under any letter of credit) solely in respect of surety and performance bonds, bank guarantees and similar obligations in respect of contractual obligations of the Applicants; provided such obligations are incurred in the ordinary course of business; and (ii) the Lenders provide credit support for such letters of credit, and;
          Whereas, the Issuing Banks and the Lenders are willing to issue such letters of credit and provide such credit support, respectively, pursuant to the terms and conditions of this Agreement on the terms and subject to the conditions set forth herein.
          Now, Therefore, in consideration of the premises and the agreements, provisions and covenants herein contained, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
Article I
Definitions
     Section 1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:
          “ABN AMRO” shall mean ABN AMRO Bank N.V. and any successor thereto.
          “Acceptable Letter of Credit” means, as of any date, an irrevocable letter of credit satisfying all of the following conditions: (i) such letter of credit is issued by a domestic or foreign bank whose outstanding unsecured and unsupported long-term debt at such time is rated A or better by S&P and A-2 or better by Moody’s; (ii) such letter of credit permits the beneficiary thereunder to draw the amount of any Excess L/C Exposure, as certified by such beneficiary from time to time to the issuer of such letter of credit (with a copy to the Guarantor); (iii) such letter of credit is similar to the form of Exhibit A hereto and (iv) the terms of such letter of credit are otherwise acceptable to the Administrative Agent, in its sole discretion.
          “Administrative Agent” means ABN AMRO in its capacity as administrative agent under any of the Facility Documents or any successor administrative agent in respect thereof.
          “Administrative Agent’s Office” means (a) the office of the Administrative Agent identified on Schedule 1.01(a), or such other office as the Administrative Agent may hereafter designate by notice to the Guarantor or (b) with respect to payments required to be made in an Alternative Currency (other than the Dollar), such other office, branch or affiliate of the Administrative Agent as the Administrative Agent may hereafter designate by notice to the Guarantor.
          “Administrative Questionnaire” shall mean an Administrative Questionnaire in such form as may be supplied from time to time by the Administrative Agent.
          “Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified.
          “Agent Parties” shall mean the Administrative Agent and each of its Affiliates.
          “Agreement” shall mean this Letter of Credit Agreement dated as of September 14, 2007, as it may be amended, supplemented or otherwise modified from time to time.
          “Alternate Base Rate” shall mean, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Rate in effect on such day plus 1/2 of 1%. If for any reason the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Alternate Base Rate shall be determined without regard to clause (b) of the preceding sentence, until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Rate shall be effective on the effective date of such change in the Prime Rate or the Federal Funds Rate, respectively. The term “Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate in effect for Dollars (calculated on the basis of the actual number of days elapsed and a 365-day year); each change in the Prime Rate shall be effective on the date specified in the public announcement of such change. The Prime Rate is not necessarily the lowest rate of interest charged by the Administrative Agent in connection with extensions of credit.

          “Alternative Currency” shall mean, with respect to any Letter of Credit, Sterling, Dollars and any other freely transferable currency (other than euros) in which such Letter of Credit shall be denominated, as requested by an Applicant and agreed to by the applicable Issuing Bank and the Administrative Agent.
          “Alternative Currency Letter of Credit” shall mean any Letter of Credit denominated in an Alternative Currency.
          “Applicable Law” means, for any Person, all applicable provisions of all (i) constitutions, treaties, statutes, laws, rules, regulations and ordinances of any Governmental Authority; (ii) authorizations, consents, approvals, permits, or licenses of, or registrations of filings with, any Governmental Authority and (iii) orders, decisions, judgments, awards and decrees of any Governmental Authority, in each case, applicable to or binding upon such Person or any of its properties.
          “Applicable Margin” shall mean, for any day, with respect to Letters of Credit, the Unused Commitment Fee, or any unreimbursed L/C Disbursements, the applicable margin set forth below under the corresponding caption, in each case, based upon the Leverage Ratio as of the relevant date of determination:

	Letters of Credit and
	Unreimbursed L/C
Leverage Ratio	Disbursements	Unused Commitment Fee
Category 1 Greater than or equal to 2.75 to 1.00	0.750%	0.275%
Category 2 Greater than or equal to 2.00 to 1.00 but less than 2.75 to 1.00	0.625%	0.225%
Category 3 Greater than or equal to 1.25 to 1.00 but less than 2.00 to 1.00	0.500%	0.175%
Category 4 Less than 1.25 to 1.00	0.375%	0.125%
Each change in the Applicable Margin resulting from a change in the Leverage Ratio shall be effective on and after the date of delivery to the Administrative Agent of the financial statements and certificates required by Section 5.04(a) or (b) and Section 5.04(c), respectively, indicating such change until the date immediately preceding the next date of delivery of such financial statements and certificates indicating another such change. Notwithstanding the foregoing, as of the Closing Date, the Leverage Ratio shall be deemed to be in Category 3, and until the Guarantor shall have delivered the financial statements and certificates required by Section 5.04(a), Section 5.04(b) and Section 5.04(c), respectively, for the its fiscal quarter ended September 30, 2007; provided, however, that (a) at any time during which the Guarantor has failed to deliver the financial statements and certificates required by Section 5.04(a) or (b) and Section 5.04(c), respectively, or (b) at any time after the occurrence and during the continuance of an Event of Default, the Leverage Ratio shall be deemed to be in Category 1 for purposes of determining the Applicable Margin.
          “Applicant” shall have the meaning assigned to such term in the introductory paragraph hereto.
          “Applicant Joinder” shall mean an agreement from a Subsidiary of the Guarantor in the form of Exhibit B or such other form as shall be approved by the Administrative Agent.
          “Application” shall have the meaning assigned to such term in Section 2.01(b).
          “Assignee Group” shall mean two or more assignees that are Affiliates of one another or two or more Related Funds.
          “Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee, and accepted by the Administrative Agent, in the form of Exhibit C or such other form as shall be approved by the Administrative Agent.
          “Assignment Fee” shall have the meaning assigned to such term in Section 9.04(b).
          “Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.
          “Business Day” shall mean any day other than a Saturday, Sunday or day on which banks in Chicago, Illinois are authorized or required by law to close; provided, however, that when used in connection with euros or any Alternative Currency (other than Dollars), the term “Business Day” shall also exclude any day on which commercial banks are not open for domestic and international business (including dealings in the euro or the particular Alternate Currency, as applicable) in both (a) the place where drawings under the particular Letter of Credit are to be paid and (b) the place where any amount must be paid or made available under this Agreement.
          “Calculation Date” shall mean (a) the last Business Day of each month, if any Alternative Currency Letter of Credit is outstanding on such day, and (b) the Business Day preceding the date of issuance, extension, renewal or amendment of any Alternative Currency Letter of Credit.
          “Capital Lease Obligations” of any person shall mean the obligations of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
          “Change in Control” shall be deemed to have occurred if (a) any person or group (within the meaning of Rule 13d-5 of the Securities Exchange Act of 1934 as in effect on the date hereof) shall own directly or indirectly, beneficially or of record, shares representing more than 25% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Guarantor; (b) a majority of the seats (other than vacant seats) on the board of directors of the Guarantor shall at any time be occupied by persons who were neither (i) nominated by the board of directors of the Guarantor, nor (ii) appointed by directors so nominated; (c) any change in control (or similar event, however denominated) with respect to the Guarantor or any Subsidiary shall occur under and as defined in any indenture or agreement in respect of Material Indebtedness to which the Guarantor or any Subsidiary is a party; or (d) the Guarantor ceases to own directly or indirectly, beneficially or of record, shares representing 100% of the aggregate ordinary voting power represented by the issued and outstanding stock of any Other Applicant.
“Change in Law” shall mean (a) the adoption of any Applicable Law after the date of this Agreement, (b) any change in any Applicable Law by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or Issuing Bank (or, for purposes of Section 2.09, by any lending office of such Lender or by such Lender’s or Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.
“Charges” shall have the meaning assigned to such term in Section 9.09.
“Closing Date” shall mean the date that the conditions set forth in Section 4.02 are satisfied.
“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.
“Commitment” shall mean, with respect to any Lender, the amount set forth for such Lender as its Commitment on Schedule 1.01(b) and, with respect to all Lenders, the aggregate reduced or terminated amount of the Commitments set forth on Schedule 1.01(b), in each case, as amended or terminated from time to time pursuant to Section 2.06 or Article VII, or reduced or increased from time to time pursuant to assignments under Sections 2.07, 2.08 or 9.04 hereof.
“Company Materials” shall have the meaning assigned to such term in Section 9.01.
“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.
“Credit Event” shall have the meaning assigned to such term in Section 4.01.
“Credit Parties” shall mean, collectively, the Guarantor and the Other Applicants, and each of the Credit Parties is referred to individually as a “Credit Party”.
“Declining Lender” shall have the meaning assigned to each term in Section 2.07(b).

          “Default” shall mean any event or condition which upon notice, lapse of time or both would constitute an Event of Default.
          “Dollars” or “$” shall mean lawful money of the United States of America.
          “Dollar Equivalent” shall mean, with respect to an amount of any Alternative Currency (other than Dollars) on any date, the equivalent in Dollars of such amount, determined by the Administrative Agent pursuant to Section 1.03 using the applicable Dollar Exchange Rate with respect to such currency at the time in effect.
          “Dollar Exchange Rate” shall mean, on any day with respect to Alternative Currency (other than Dollars), the rate at which such Alternative Currency may be exchanged into Dollars (or, for purposes of any provision of this Agreement requiring or permitting the conversion of an Alternative Currency (other than Dollars) to Dollars, the rate at which Dollars may be exchanged into an Alternative Currency (other than Dollars)), based on the spot rate of exchange of the Administrative Agent in the primary market where its foreign currency exchange operations in respect of such Alternative Currency are then being conducted, at or about 10:00 a.m., local time, on such date for the purchase of Dollars (or such Alternative Currency, as the case may be) for delivery two Business Days later; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent may use any reasonable method it deems appropriate to determine such rate, and such determination shall be presumed correct absent manifest error.
          “Domestic Subsidiaries” shall mean all Subsidiaries incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia.
          “EMU Legislation” shall mean the legislative measures of the European Union for the introduction of, changeover to or operation of the euro in one or more member states.
          “Environmental Laws” shall mean all applicable Federal, state, local and foreign laws (including common law), treaties, regulations, rules, ordinances, codes, decrees, judgments and orders (including consent orders), in each case, relating to protection of the environment, natural resources, human health and safety as related to Hazardous Materials or the presence, Release of, or exposure to, Hazardous Materials, or the generation, manufacture, processing, distribution, use, treatment, storage, transport, recycling or handling of, or the arrangement for such activities with respect to, Hazardous Materials.
          “Environmental Liability” shall mean liabilities, obligations, claims, actions, suits, judgments or orders under or relating to any Environmental Law for any damages, injunctive relief, losses, fines, penalties, fees, expenses (including fees and expenses of attorneys and consultants) or costs, including those arising from or relating to: (a) any action to address the on-or off-site presence, Release of, or exposure to, Hazardous Materials; (b) permitting and licensing, administrative oversight, insurance premiums and financial assurance requirements; (c) any personal injury (including death), property damage (real or personal) or natural resource damage; and (d) the compliance or non-compliance with any Environmental Law.

          “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.
          “ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Guarantor, is treated as a single employer under Section 414(b) or (c) of the Code, or solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
          “ERISA Event” shall mean (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Guarantor or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of, or withdrawal from, any Plan or the withdrawal or partial withdrawal of the Guarantor or any of its ERISA Affiliates from any Multiemployer Plan; (e) the receipt by the Guarantor or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the adoption of any amendment to a Plan that would require the provision of security pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA; (g) the receipt by the Guarantor or any of its ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan from the Guarantor or any of its ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (h) the occurrence of a “prohibited transaction” (within the meaning of Section 4975 of the Code) with respect to which the Guarantor or any such Subsidiary incurs liability; or (i) any Foreign Benefit Event.
          “euro” or “€” shall mean the single currency of the European Union as constituted by the Treaty on European Union and as referred to in the EMU Legislation.
          “Euro Equivalent” shall mean, with respect to an amount of any Alternative Currency on any date, the equivalent in euros of such amount, determined by the Administrative Agent pursuant to Section 1.03 using the applicable Exchange Rate with respect to such currency at the time in effect.
          “Event of Default” shall have the meaning assigned to such term in Article VII.
          “Excess L/C Exposure” means, as of any date, the excess of the L/C Exposure with respect to all Lenders, over the aggregate Commitments of all Lenders.
          “Exchange Rate” shall mean, on any day with respect to an Alternative Currency, the rate at which such Alternative Currency may be exchanged into euros (or, for purposes of any provision of this Agreement requiring or permitting the conversion of an Alternative Currency to euros, the rate at which euros may be exchanged into an Alternative Currency), based on the spot rate of exchange of the Administrative Agent in the primary market where its foreign currency exchange operations in respect of such Alternative Currency are then being conducted, at or about 10:00 a.m., local time, on such date for the purchase of euros (or such Alternative Currency, as the case may be) for delivery two Business Days later; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent may use any reasonable method it deems appropriate to determine such rate, and such determination shall be presumed correct absent manifest error.
          “Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Guarantor or any Other Applicant hereunder, (a) income or franchise taxes imposed (or measured) on the basis of the net income of such recipient by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Guarantor under Section 2.08(a), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.20(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Guarantor with respect to such withholding tax pursuant to Section 2.20(a).
          “Existing Credit Agreement” shall mean the Credit Agreement dated as of August 12, 2005, among the Guarantor, the Lenders party thereto, Bank of America, N.A. as administrative agent, collateral agent, and swingline lender, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as syndication agent, and Calyon New York Branch, Mizuho Corporate Bank and PNC Bank, National Association, as co-documentation agents, as amended, restated, supplemented or otherwise modified from time to time.
          “Existing Letters of Credit” shall mean those bank guarantees, bid bonds, surety bonds, performance bonds and letters of credit issued by an Issuing Bank for an Applicant prior to the date hereof and listed on Schedule 1.01(c).
          “Facility Documents” shall mean this Agreement, the Letters of Credit, the Applications and all other agreements and other documents from time to time executed in connection herewith or therewith (including the Proposal Letter), in each case as amended, supplemented or otherwise modified from time to time.
          “Federal Funds Rate” means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York on the Business

Day next succeeding such day; provided that if such rate is not so published for any day that is a Business Day, the Federal Funds Rate for such day shall be the average rate charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.
          “Fees” shall mean the Unused Commitment Fees, the Administrative Agent’s Fees, L/C Participation Fees and the other fees payable pursuant to the terms of this Agreement, or the Proposal Letter.
          “Financial Officer” of any person shall mean the chief financial officer, principal accounting officer, treasurer or controller of such person.
          “Flowserve B.V.” shall mean Flowserve B.V., a company organized under the laws of the Netherlands and a Subsidiary of the Guarantor.
          “Foreign Benefit Event” shall mean, with respect to any Foreign Pension Plan, (a) the existence of unfunded liabilities in excess of the amount permitted under any applicable law, or in excess of the amount that would be permitted absent a waiver from a Governmental Authority, (b) the failure to make the required contributions or payments, under any applicable law, on or before the due date for such contributions or payments, (c) the receipt of a notice by a Governmental Authority relating to the intention to terminate any such Foreign Pension Plan or to appoint a trustee or similar official to administer any such Foreign Pension Plan, or alleging the insolvency of any such Foreign Pension Plan and (d) the incurrence of any liability in excess of $10,000,000 (or the Dollar Equivalent thereof in another currency) by the Guarantor or any of its Subsidiaries under applicable law on account of the complete or partial termination of such Foreign Pension Plan or the complete or partial withdrawal of any participating employer therein, or (e) the occurrence of any transaction that is prohibited under any applicable law that results in the incurrence of any liability by the Guarantor or any of its Subsidiaries, or the imposition on the Guarantor or any of its Subsidiaries of any fine, excise tax or penalty resulting from any noncompliance with any applicable law, in each case in excess of $10,000,000 (or the Dollar Equivalent thereof in another currency).
          “Foreign Lender” shall mean any Lender that is organized in or under the laws of a jurisdiction other than the United States of America, any State thereof or the District of Columbia. For purposes of this definition, the United States of America, any State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
          “Foreign Pension Plan” shall mean any benefit plan which under applicable foreign law is required to be funded through a trust or other funding vehicle other than a trust or funding vehicle maintained exclusively by a Governmental Authority.
          “Foreign Subsidiary” shall mean any Subsidiary that is not a Domestic Subsidiary.
          “GAAP” shall mean United States generally accepted accounting principles applied on a consistent basis.

          “Governmental Authority” shall mean any Federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.
          “Guarantee” of or by any person shall mean any obligation, contingent or otherwise, of such person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness or other obligation, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment of such Indebtedness or other obligation or (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation; but, provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.
          “Guarantor” shall have the meaning assigned to such term in the introductory paragraph hereto.
          “Hazardous Materials” shall mean (a) any petroleum products or byproducts and all other hydrocarbons, coal ash, radon gas, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, chlorofluorocarbons and all other ozone-depleting substances, in each case regulated by any Environmental Law, and (b) any chemical, material, substance or waste that is prohibited, limited or regulated by or pursuant to any Environmental Law.
          “Indebtedness” of any person shall mean, without duplication, (a) all obligations of such person for borrowed money, (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such person upon which interest charges are customarily paid, (d) all obligations of such person under conditional sale or other title retention agreements relating to property or assets purchased by such person, (e) all obligations of such person issued or assumed as the deferred purchase price of property or services (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such person, whether or not the obligations secured thereby have been assumed, (g) all Guarantees by such person of Indebtedness of third parties, (h) all Capital Lease Obligations of such person, (i) all obligations of such person as an account party in respect of letters of credit, (j) all obligations of such person in respect of bankers’ acceptances, and (k) all obligations under any so-called “asset securitization” transaction entered into by such person. The Indebtedness of any person shall include the Indebtedness of any partnership in which such person is a general partner, except to the extent the terms of such Indebtedness provide that such Indebtedness is non-recourse to such person.
          “Indemnified Taxes” shall mean Taxes other than Excluded Taxes.

          “Indemnitee” shall have the meaning assigned to such term in Section 9.05(b).
          “Insolvency Event” means a Default or Event of Default under Article VII paragraph (g) or (h).
          “Investment Grade Ratings” shall mean that the credit rating of the Guarantor’s senior unsecured, non-credit-enhanced long-term debt (the “Senior Unsecured Debt”) is (a) BBB- or higher, as determined by S&P, and (b) Baa3 or higher, as determined by Moody’s. The Guarantor shall be deemed to have obtained Investment Grade Ratings if it shall deliver to the Administrative Agent letters from S&P and Moody’s to the effect that the Senior Unsecured Debt, as defined in the Existing Credit Agreement, would be so rated assuming that the Secured Parties, as defined in the Existing Credit Agreement, had released their liens in the Collateral, as defined in the Existing Credit Agreement.
          “Issuing Bank” shall mean, as the context may require, ABN AMRO and its Subsidiaries and other Affiliates.
          “Judgment Currency” shall have the meaning assigned to such term in Section 9.16.
          “Judgment Currency Conversion Date” shall have the meaning assigned to such term in Section 9.16.
          “L/C Disbursement” shall mean a payment or disbursement made by an Issuing Bank pursuant to a Letter of Credit.
          “L/C Exposure” shall mean, at any time, the sum of (a) the Trade L/C Exposure and (b) the Performance L/C Exposure at such time. The L/C Exposure of any Lender at any time shall equal its Pro Rata Percentage of the aggregate L/C Exposure at such time.
          “L/C Participation Fees” shall have the meaning assigned to such term in Section 2.02(c).
          “Lender Parties” shall mean, collectively, the Lender, the Issuing Banks and the Administrative Agent.
          “Lenders” shall have the meaning assigned to such term in the introductory paragraph hereto.
          “Letter of Credit” shall have the meaning assigned to such term in Section 2.01(a).
          “Leverage Ratio” shall mean Leverage Ratio as defined in the Existing Credit Agreement; provided that, if the Existing Credit Agreement is terminated, or otherwise ceases to be in full force and effect for any reason, the definition of Leverage Ratio shall mean the Leverage Ratio in the Existing Credit Agreement immediately prior to such termination.

          “Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.
          “Margin Regulations” means Regulations T, U and X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
          “Margin Stock” means “margin stock” as defined in the Margin Regulations.
          “Material Adverse Effect” shall mean (a) a materially adverse effect on the business, assets, results of operations or financial condition of the Guarantor and the Subsidiaries, taken as a whole, (b) material impairment of the ability of the Guarantor or any Other Applicant to perform its obligations under the Facility Documents to which it is or will be a party or (c) material impairment of the rights of or benefits available to the Lenders or Administrative Agent under the Facility Documents.
          “Material Indebtedness” shall mean Indebtedness (other than the Letters of Credit) of any one or more of the Guarantor and the Subsidiaries in an aggregate principal amount exceeding $10,000,000 (or the Dollar Equivalent thereof in another currency).
          “Maximum Rate” shall have the meaning assigned to such term in Section 9.09.
          “Moody’s” shall mean Moody’s Investors Service, Inc. or any successor thereto.
          “Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
          “Net Worth” means, at any time the same is to be determined, total shareholder’s equity (including capital stock, additional paid-in capital and retained earnings after deducting treasury stock) that would appear on the balance sheet of the respective Other Applicant and its Subsidiaries determined on a consolidated basis in accordance with GAAP.
          “Non-Consenting Lender” shall have the meaning assigned to such term in Section 2.08(a).
          “Non-Dollar Interest Rate” means, at any time and with respect to the euro and any Alternative Currency (other than the Dollar), a rate equal to the per annum rate of interest as determined in good faith by the Administrative Agent (rounded upwards, if necessary, to the next higher 1/16 of 1%) at which overnight or weekend deposits (or, if the relevant amount due remains unpaid more than three Business Days, then for such other period of time not longer than one month as the Administrative Agent may elect in good faith) of the euros or the relevant Alternative Currency, as applicable, for delivery in immediately available and freely transferable funds would be offered by the Administrative Agent to major banks in the interbank market upon request of such major banks for the applicable period as determined above and in an amount comparable to the unpaid principal of any applicable amount due hereunder denominated in euros or an Alternative Currency (other than Dollars) (or, if the Administrative Agent is not placing deposits in such currency in the interbank market, then the Administrative Agent’s cost of funds in such currency for such period). The Non-Dollar Interest Rate is not necessarily the lowest rate of interest charged by the Administrative Agent in connection with extensions of credit in the euro or in such Alternative Currency.
          “Obligation Currency” shall have the meaning assigned to such term in Section 9.16.
          “Obligations” shall mean all present and future obligations and liabilities of the Guarantor and the Other Applicants of every type and description arising under or in connection with this Agreement, any Letter of Credit or any of the other Facility Documents due or to become due to any Lender Party or any Person entitled to indemnification hereunder or thereunder, or any of their respective successors, transferees or assigns which becomes a Lender hereunder, whether for letter of credit or other reimbursement obligations, interest, cash collateral cover, Fees, expenses, indemnities or other amounts (including attorneys’ fees and expenses) and whether due or not due, direct or indirect, joint and/or several, absolute or contingent, voluntary or involuntary, liquidated or unliquidated, determined or undetermined, denominated or payable in Euros or in an Alternative Currency and whether now or hereafter existing, renewed or restructured, whether or not from time to time decreased or extinguished and later increased, created or incurred, whether or not arising after the commencement of a proceeding under title 11 of the United States Code, as now constituted or hereafter amended, (including post-petition interest) and whether or not allowed or allowable as a claim in any such proceeding, and whether or not recovery of any such obligation or liability may otherwise be unenforceable.
          “Operational Agreements” shall have the meaning assigned to such term in Section 4.02(j).
          “Other Applicants” shall mean any and all Applicants other than the Guarantor.
          “Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under any Facility Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Facility Document.
          “Patriot Act” shall mean the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).
          “PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.
          “Performance L/C Exposure” shall mean, at any time, the sum of (a) the aggregate Stated Amount of all outstanding Performance Letters of Credit at such time that are denominated in euros, plus the Euro Equivalent at such time of the aggregate Stated Amount of all outstanding Alternative Currency Performance Letters of Credit, and (b) the aggregate principal amount of all L/C Disbursements in respect of Performance Letters of Credit denominated in euros that have not yet been reimbursed at such time plus the Euro Equivalent at such time of the aggregate principal amount of all L/C Disbursements in respect of Performance Letters of Credit denominated in Alternative Currencies that have not yet been reimbursed at such time. The Performance L/C Exposure of any Lender at any time shall equal its Pro Rata Percentage of the aggregate Performance L/C Exposure at such time.
          “Performance Letter of Credit” shall mean each bank guaranty, bid bond, surety bond, performance bond and letter of credit, including any Existing Letters of Credit, issued (or deemed issued) pursuant to Section 2.01(a) under which an Issuing Bank agrees to make payments for the account of an Applicant in respect of obligations (other than Indebtedness) of, or performance by, such Applicant pursuant to contracts to which such Applicant is or proposes to be a party, in each case in the ordinary course of business of such Applicant.
          “Permitted Acquisition” shall have the meaning assigned to such term in the Existing Credit Agreement.
          “Permitted Investments” shall mean:
          (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;
          (b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, one of the three highest credit ratings obtainable from S&P or from Moody’s;
          (c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any Agent or any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000;
          (d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria of clause (c) above;
          (e) investments in “money market funds” within the meaning of Rule 2a-7 of the Investment Company Act of 1940, as amended, substantially all of whose assets are invested in investments of the type described in clauses (a) through (d) above; and

          (f) other short-term investments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management in investments of a type analogous to the foregoing.
          “person” shall mean any natural person, corporation, business trust, joint venture, association, company, limited liability company, partnership or government, or any agency or political subdivision thereof.
          “Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Guarantor or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
          “Platform” shall have the meaning assigned to such term in Section 9.01.
          “Proposal Letter” shall mean the Proposal Letter dated August 9, 2007, between the Guarantor and the Administrative Agent.
          “Pro Rata Percentage” of any Lender at any time shall mean the percentage of the Total Commitments represented by such Lender’s Commitment. In the event the Commitments shall have expired or been terminated, the Pro Rata Percentages shall be determined on the basis of the Commitments most recently in effect.
          “Public Lender” shall have the meaning assigned to such term in Section 9.01.
          “Register” shall have the meaning given such term in Section 9.04(d).
          “Related Fund” shall mean, with respect to any Lender that is a fund that invests in bank loans, any other fund that invests in bank loans and is advised or managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.
          “Release” shall mean any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within or upon any building, structure, facility or fixture.
          “Required Lenders” means Lenders holding more than 50% of (a) the Commitments or (b) if the Commitments have then been terminated, the Euro Equivalent of the Stated Amount of all outstanding Letters of Credit.
          “Responsible Officer” shall have the meaning assigned to such term in Section 2.01(m).
          “S&P” shall mean Standard & Poor’s Ratings Services or any successor thereto.

          “Stated Amount” means, at any time, with respect to a Letter of Credit, the maximum amount available to be drawn thereunder at such time, without regard to whether any conditions to drawing could be met.
          “Sterling” or “£” shall mean lawful money of the United Kingdom.
          “Subordinated Debt” means Indebtedness which is subordinated in right of payment to the prior payment of the Obligations either (a) pursuant to a Debt Subordination Agreement in the form attached hereto as Exhibit F, or (b) pursuant to other subordination documentation approved in writing by the Administrative Agent in an amount that is, and which contains interest rates, payment terms, maturities, amortization schedules, covenants, defaults, remedies and other material terms that are in form and substance satisfactory to the Administrative Agent.
          “Subsidiary” shall mean, with respect to any person (herein referred to as the “parent”), any corporation, partnership, association or other business entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, directly or indirectly owned, controlled or held. Unless otherwise expressly noted herein, the term “Subsidiary” means a Subsidiary of the Guarantor or any of its direct or indirect Subsidiaries.
          “Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.
          “Termination Date” shall mean the day that is 364 days after the date hereof, or if that day is not a Business Day, the next proceeding Business Day.
          “Total Commitments” means the aggregate amount of the Commitments, which shall initially be Eighty Million euros (€80,000,000), as such amount may be increased pursuant to the provisions of Section 2.01(n) hereof or decreased pursuant to the provisions of (a) Section 2.06 hereof or (b) other applicable provisions of this Agreement.
          “Trade Letter of Credit” shall mean each commercial documentary letter of credit, including any Existing Letters of Credit, issued (or deemed issued) by an Issuing Bank for the account of any Applicant pursuant to Section 2.01(a) for the purchase of goods by such Applicant in the ordinary course of its business.
          “Trade L/C Exposure” shall mean at any time the sum of (a) the aggregate Stated Amount of all outstanding Trade Letters of Credit at such time that are denominated in euros, plus the Euro Equivalent at such time of the aggregate Stated Amount of all outstanding Alternative Currency Trade Letters of Credit, and (b) the aggregate principal amount of all L/C Disbursements in respect of Trade Letters of Credit denominated in euros that have not yet been reimbursed at such time plus the Euro Equivalent at such time of the aggregate principal amount of all L/C Disbursements in respect of Trade Letters of Credit denominated in Alternative Currencies that have not yet been reimbursed at such time.

          “Transactions” shall mean, collectively, the transactions to occur pursuant to the Facility Documents, including the execution and delivery of the Facility Documents, the performance by the Guarantor and the Other Applicants of their respective obligations thereunder and the payment of all fees and expenses to be paid on or prior to the Closing Date and owing in connection with the foregoing.
          “Treaty of the European Union” means the Treaty of Rome of March 25, 1957, as amended by the Single European Act 1986 and the Maastricht Treaty (which was signed at Maastricht on February 7, 1992, and came into force on November 1, 1993), as amended from time to time.”
          “UCP” shall have the meaning assigned to such form in Section 2.01(j).
          “Unused Commitment Fee” shall have the meaning assigned to such term in Section 2.02(a).
          “Wholly-owned Subsidiary” of any person shall mean a Subsidiary of such person of which securities (except for directors’ qualifying shares) or other ownership interests representing 100% of the equity or 100% of the ordinary voting power or 100% of the general partnership interests are, at the time any determination is being made, owned, controlled or held by such person or one or more Wholly-owned Subsidiaries of such person or by such person and one or more Wholly-owned Subsidiaries of such person.
          “Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
          Section 1.02. Terms Generally. The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, (a) any reference in this Agreement to any Facility Document shall mean such document as amended, restated, supplemented or otherwise modified from time to time and (b) all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, however, that if the Guarantor notifies the Administrative Agent that the Guarantor wishes to amend any covenant in Article VI or any related definition to eliminate the effect of any change in GAAP occurring after the date of this Agreement on the operation of such covenant (or if the Administrative Agent notifies the Guarantor that the Required Lenders wish to amend Article VI or any related definition for such purpose), then the Guarantor’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Guarantor and the Required Lenders.

          Section 1.03. Exchange Rates. (a) On each Calculation Date, the Administrative Agent shall (i) determine the relevant Exchange Rates as of such Calculation Date and (ii) give notice thereof to the Lenders and the Guarantor. The Exchange Rates so determined shall become effective on the first Business Day immediately following the relevant Calculation Date (a “Reset Date”), shall remain effective until the next succeeding Reset Date, and shall for all purposes of this Agreement (other than Section 2.02(d), Section 9.16 or any other provision expressly requiring the use of a current Exchange Rate) be the Exchange Rates employed in converting any amounts between euros and Alternative Currencies. On each Calculation Date, the Administrative Agent shall (i) determine the relevant Dollar Exchange Rates as of such Calculation Date and (ii) give notice thereof to the Lenders and the Guarantor. The Dollar Exchange Rates so determined shall become effective on the first Business Day immediately following the relevant Calculation Date (a “Dollar Reset Date”), shall remain effective until the next succeeding Dollar Reset Date, and shall for all purposes of this Agreement (other than Section 9.16 or any other provision expressly requiring the use of a current Dollar Exchange Rate) be the Dollar Exchange Rates employed in converting any amounts between Dollars and Alternative Currencies other than Dollars.
          (b) Notwithstanding the foregoing, no Default shall be deemed to have occurred if, solely as a result of changes in exchange rates and not as the result of additional incurrences of Indebtedness, investments, loans or advances, the dollar equivalent of any amount subject to a cash basket set forth in Section 6.01, 6.02 or 6.04 of the Existing Credit Agreement is exceeded.
Article II
The Letter of Credit Facility
     Section 2.01. Commitments. (a) General. Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Issuing Bank agrees, at any time from and after the Closing Date until the Business Day next proceeding the Termination Date, to issue one or more letters of credit, surety or performance bonds, bank guarantees or similar obligations in respect of contractual obligations of the requesting Applicant incurred in the ordinary course of business for the account of such Applicant or its designated Affiliate (each such letter of credit and each of the Existing Letters of Credit, a “Letter of Credit”) in an aggregate amount available to be drawn thereunder at any time outstanding that will not result in (i) the L/C Exposure of any Lender exceeding such Lender’s Commitment, or (ii) the L/C Exposure exceeding the Total Commitments. Each Letter of Credit shall be either a Performance Letter of Credit or a Trade Letter of Credit and shall provide for drawings in either euros or an Alternative Currency. Each Applicant may request the issuance of a Letter of Credit for its own account or the account of its designated Affiliate in a form acceptable to the Administrative Agent and the applicable Issuing Bank at any time and from time to time while the Commitments remain in effect. This Section shall not be construed to impose an obligation upon any Issuing Bank to issue any Letter of Credit that is inconsistent with the terms and conditions of this Agreement.
          (b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. In order to request the issuance of a Letter of Credit (or to amend, renew or extend an existing Letter of

Credit), the requesting Applicant shall hand deliver, telecopy or send electronically to the applicable Issuing Bank (provided that, if such Issuing Bank is not authorized or otherwise able to issue the requested letter of credit, the Administrative Agent shall, after consulting with the requesting Applicant propose an alternative Issuing Bank) at least three Business Days in advance of the requested date of issuance, amendment, renewal or extension (or such lesser period of time as the Issuing Bank may agree) an application (each an “Application”) in form acceptable to such Issuing Bank, submitted by a Responsible Officer of such Applicant requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying whether such Letter of Credit is to be a Performance Letter of Credit or a Trade Letter of Credit (such designation to be subject to the satisfaction of the Issuing Bank, acting reasonably), the date of issuance, amendment, renewal or extension, the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) below), the amount of such Letter of Credit (which shall comply with paragraph (a) above), the currency in which such Letter of Credit is to be denominated (which shall be euros or, subject to Section 2.10, an Alternative Currency), the name and address of the beneficiary thereof and such other information as shall be necessary to prepare such Letter of Credit and such other documents as may be reasonably requested by the Issuing Bank. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon such issuance, amendment, renewal or extension of each Letter of Credit the Guarantor shall be deemed to represent and warrant that) after giving effect to such issuance, amendment, renewal or extension, the L/C Exposure shall not exceed €150,000,000. The Issuing Bank shall provide prompt notice to the Administrative Agent of each Application received by the Issuing Bank and such other information with respect thereto or may be requested by the Administrative Agent.
          (c) Expiration Dates. Each Letter of Credit shall expire not later than 24 months after the date of issuance of such Letter of Credit; provided that, notwithstanding the foregoing, at any time that this Agreement is in effect, (i) one or more Letters of Credit in an aggregate face amount not to exceed €50,000,000 at any time outstanding may expire on a date that is more than 24 months, but not more than 48 months, after such date of measurement of the then-remaining term of such Letters of Credit, such that no expiry date for any such Letters of Credit shall be later than that day occurring 48 months after such date of measurement, and (ii) one or more Letters of Credit in an aggregate face amount not to exceed €7,500,000 at any time outstanding may expire on a date that is more than 48 months, but not more than 60 months, after such date of measurement of the then-remaining term of such Letters of Credit, such that no expiry date for any such Letters of Credit shall be later than that day occurring 60 months after such date of measurement.
          (d) Participations. By the issuance of a Letter of Credit, including without limitation each of the Existing Letters of Credit, and without any further action on the part of the applicable Issuing Bank or the Lenders, the applicable Issuing Bank hereby grants to each Lender, and each such Lender hereby acquires from the applicable Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Pro Rata Percentage of the Stated Amount of such Letter of Credit, effective upon the issuance of such Letter of Credit; provided that, with respect to the Existing Letters of Credit, such participation shall be effective on the Closing Date. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, such Lender’s Pro

Rata Percentage of each L/C Disbursement made by such Issuing Bank in respect of a Letter of Credit and not reimbursed by the Applicant for such Letter of Credit or, if it is not such Applicant, the Guarantor (or, if applicable, another party pursuant to its obligations under any other Facility Document) forthwith on the date due as provided in paragraph (e) below, in the same currency in which such L/C Disbursement is denominated. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or an Event of Default, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender further acknowledges and agrees that after the Termination Date it will continue to be obligated with respect to its applicable Pro Rata Share of Letter of Credit issued while its Commitment was in effect.
          (e) Reimbursement. The applicable Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. If an Issuing Bank shall make any L/C Disbursement in respect of a Letter of Credit, the Issuing Bank will notify the Applicant and the Administrative Agent (which notification may be verbal if confirmed in writing within a reasonable period thereafter); provided that no such notice shall be required to be given to the Applicant if an Insolvency Event shall have occurred. Any failure to give or delay in giving a notice of an L/C Disbursement shall neither relieve the Guarantor nor the Applicant for such Letter of Credit of its reimbursement obligations with respect to any such L/C Disbursement. On the date of an L/C Disbursement, the Applicant for such Letter of Credit and the Guarantor, jointly and severally, shall reimburse the Issuing Bank at such office of the Issuing Bank as directed by the Issuing Bank, in the same currency in which such L/C Disbursement is denominated and in immediately available funds, for any and all amounts that the Issuing Bank pays in respect of the relevant L/C Disbursement under such Letter of Credit together with, in the event such amount is not paid in full on the date of such L/C Disbursement, interest thereon in the same currency in which such L/C Disbursement is denominated at the rate provided for in paragraph (g) below.
          (f) Participation Fundings. If the Issuing Bank is not reimbursed for any L/C Disbursement under any Letter of Credit issued by it as provided in paragraph (e) above, the Issuing Bank shall promptly notify the Administrative Agent and, upon receipt of such notice, the Administrative Agent shall promptly notify each Lender of the unreimbursed amount of such L/C Disbursement and of such Lender’s Pro Rata Percentage thereof. Each Lender shall make available to the Administrative Agent (for the account of the Issuing Bank), an amount equal to its Pro Rata Percentage of the relevant Letter of Credit in the same currency in which such L/C Disbursement is denominated, at the Administrative Agent’s Office, on the Business Day on which the Administrative Agent gives such notice (if such notification is given prior to 11:00 a.m., Chicago time) or on the Business Day after the date on which the Administrative Agent gives such notice (if such notification is given after 11:00 a.m., Chicago time). Each Lender’s obligations under this paragraph: (a) shall not be subject to any set-off, counterclaim or defense to payment that the Lender may have against the Guarantor, any Other Applicant, the Administrative Agent or the Issuing Bank and (b) shall be absolute, unconditional and irrevocable, and as a primary obligor, not as a surety, notwithstanding any circumstance or event whatsoever, including (i) the occurrence of an Event of Default or a Default; (ii) the failure of any other Lender to fund its participation as required hereby; (iii) the financial condition of the Guarantor or any Other Applicant or any Lender or any set-off, counterclaim or defense to payment that the Guarantor or any Applicant may have; (iv) the termination or cancellation of the Commitments, or (v) any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to the Lender or in the relevant currency markets generally. If any Lender fails to make available to the Administrative Agent the amount of such Lender’s Pro Rata Share of the Letter of Credit as provided in this paragraph, such amount shall bear interest, if the Letter of Credit is denominated in Dollars, at the Federal Funds Rate from the day on which such amount is due until the third Business Day thereafter and then at the Alternative Base Rate until paid or, if the Letter of Credit is not denominated in Dollars, at the Non-Dollar Interest Rate from the day on which such amount if due until the Third Business Day thereafter and then at the Non-Dollar Interest Rate plus the Applicable Margin until paid. The Issuing Bank shall pay to the Administrative Agent, and the Administrative Agent shall distribute to each Lender that has paid all amounts payable by it under this paragraph, such Lender’s Pro Rata Share of all payments received by the Issuing Bank from or on behalf of the Guarantor and the Other Applicants with respect to drawings honored by the Issuing Bank under a Letter of Credit (including interest payable pursuant to paragraph (g) below), as and when such payments are received.
          (g) Interest. If an Issuing Bank shall make any L/C Disbursement in respect of a Letter of Credit, then, unless the Applicant for such Letter of Credit and, with respect to Letters of Credit issued for the account of Other Applicants or other designated Affiliates, the Guarantor shall reimburse such L/C Disbursement in full on the date when such reimbursement is due, the unpaid amount thereof shall bear interest for the account of such Issuing Bank, for each day from and including the date such reimbursement is due, to but excluding the date of payment by the Applicant for such Letter of Credit and, with respect to Letters of Credit issued for the account of Other Applicants or other designated Affiliates, the Guarantor at the rate per annum equal to the Applicable Margin plus (i) with respect to L/C Disbursements denominated in Dollars, the Alternative Base Rate and (ii) with respect to L/C Disbursements denominated in any other currency, the Non-Dollar Interest Rate. Accrued interest shall be immediately due and payable, without notice or demand. Notwithstanding anything to the contrary contained in this paragraph (g), the applicable interest rate with respect to any L/C Disbursement hereunder that the Applicant for the Letter of Credit and, with respect to Letters of Credit issued for the account of Other Applicants or other designated Affiliates, the Guarantor therefore have not reimbursed within 3 Business Days shall increase by two percent (2.0%) per annum (to but excluding the date of actual payment, after as well as before judgment).
          (h) Obligations Absolute. The Credit Parties’ obligations to reimburse L/C Disbursements as provided in paragraph (e) above shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, under any and all circumstances whatsoever, and irrespective of:
          (i) any lack of validity or enforceability of any Letter of Credit or any Facility Document, or any term or provision therein;

          (ii) any amendment or waiver of or any consent to departure from all or any of the provisions of any Letter of Credit or any Facility Document;
          (iii) the existence of any claim, setoff, defense or other right that the Guarantor, any other party guaranteeing, or otherwise obligated with, the Guarantor, any Other Applicant, any Subsidiary or other Affiliate thereof or any other person may at any time have against the beneficiary under any Letter of Credit, any Issuing Bank, the Administrative Agent or any Lender or any other person, whether in connection with this Agreement, any other Facility Document or any other related or unrelated agreement or transaction;
          (iv) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;
          (v) payment by the applicable Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit; and
          (vi) any other act or omission to act or delay of any kind of any Issuing Bank, the Lenders, the Administrative Agent or any other person or any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this paragraph (i), constitute a legal or equitable discharge of the Guarantor’s obligations hereunder.
          Without limiting the generality of the foregoing, it is expressly understood and agreed that the absolute and unconditional obligations of the Guarantor and the Other Applicants hereunder to reimburse L/C Disbursements will not be excused by the gross negligence or willful misconduct of any Issuing Bank. However, the foregoing shall not be construed to excuse any Issuing Bank from liability to the Guarantor and the Other Applicants to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Guarantor and the Other Applicants to the extent permitted by applicable law) suffered by the Guarantor and the Other Applicants that are caused by such Issuing Bank’s gross negligence or willful misconduct in determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof; it is understood that each Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary and, in making any payment under any Letter of Credit (i) an Issuing Bank’s exclusive reliance on the documents presented to it under such Letter of Credit as to any and all matters set forth therein, including reliance on the amount of any draft presented under such Letter of Credit, whether or not the amount due to the beneficiary thereunder equals the amount of such draft and whether or not any document presented pursuant to such Letter of Credit proves to be insufficient in any respect, if such document on its face appears to be in order, and whether or not any other statement or any other document presented pursuant to such Letter of Credit proves to be forged or invalid or any statement therein proves to be inaccurate or untrue in any respect whatsoever and (ii) any noncompliance in any immaterial respect of the documents presented under such Letter of Credit with the terms thereof shall, in each case, be deemed not to constitute willful misconduct or gross negligence of an Issuing Bank.
          (i) UCP Applicable; Letters of Credit for Benefit of Issuers Thereof.
          (i) The Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce (the “UCP”), shall in all respects be incorporated into this Agreement as if fully set forth herein and shall apply to all Letters of Credit, except (subject to paragraph (h) above, with respect to which Article 5 (as defined below) shall not apply) to the extent inconsistent with Article 5 of the Illinois Uniform Commercial Code (“Article 5”) or as preempted by the foreign laws of any applicable Governmental Authority.
          (ii) The parties hereto recognize that some or all of the Letters of Credit from time to time issued under this Agreement will be issued by an Issuing Bank for the benefit of itself. Notwithstanding anything to the contrary in the UCP or under Applicable Law, it is the express intention of the parties that each such Letter of Credit shall constitute, and be governed by the rules generally applicable to, a Letter of Credit hereunder and a “credit” under the UCP and Applicable Law (including Article 5 and the local laws of foreign jurisdictions) as if the issuer of and beneficiary under such Letter of Credit were different persons.
          (j) L/C Exposure Exceeds Total Commitments. If at any time the L/C Exposure exceeds the Total Commitments, the Guarantor shall, on the Business Day on which the Guarantor is notified of the excess provide cash as collateral or an Acceptable Letter of Credit to the Administrative Agent as may be necessary so that, after such provision, the Excess L/C Exposure is fully collateralized or fully supported, in each case denominated in euros. Upon written request of the Guarantor at any time when no Excess L/C Exposure exists, the Administrative Agent shall return any cash remaining after any application by Administrative Agent pursuant to this paragraph (j). Any cash or Acceptable Letter of Credit (and the proceeds thereof) received by the Administrative Agent pursuant to this paragraph (j) is hereby pledged to the Administrative Agent as collateral security for the Obligations and shall be deposited in a segregated account over which the Administrative Agent has exclusive dominion and control, including exclusive right of withdrawal, and shall be held by the Administrative Agent as collateral security while the Excess L/C Exposure continues. Interest or profits, if any, on the amounts in such account shall accumulate in such account. The Guarantor hereby agrees promptly to take such steps as may be required by the Administrative Agent in order to perfect a first Lien in favor of the Administrative Agent on such collateral security. Unless and until the Obligations shall become due and payable hereunder, the cash or drawings under the Acceptable Letter of Credit received by the Administrative Agent pursuant to this paragraph (j) shall only be applied to reduce or eliminate the Excess L/C Exposure and may be so applied at any time when the Administrative Agent, in the exercise of its sole discretion, so determines. At any time after any of the Obligations shall become due and payable, the cash or drawings under the Acceptable Letter of Credit shall be applied in whole or in part by the Administrative Agent against or on account of all or any part of the Obligations that have become so due and payable.

          (k) Cash Collateralization. If any Event of Default shall occur and be continuing, the Guarantor shall, on the Business Day it receives notice from the Administrative Agent or the Required Lenders thereof and of the amount to be deposited, provide cash as collateral or an Acceptable Letter of Credit to the Administrative Agent as may be necessary so that, after such provision, the L/C Exposure is fully collateralized or fully supported, in each case denominated in euros. Any cash or Acceptable Letter of Credit (and the proceeds thereof) received by the Administrative Agent pursuant to this paragraph (k) is hereby pledged to the Administrative Agent as collateral security for the Obligations and shall be deposited in a segregated account over which the Administrative Agent has exclusive dominion and control, including exclusive right of withdrawal, and shall be held by the Administrative Agent as collateral security while the L/C Exposure continues. Interest or profits, if any, on the amounts in such account shall accumulate in such account. The Guarantor hereby agrees promptly to take such steps as may be required by the Administrative Agent in order to perfect a first Lien in favor of the Administrative Agent on such collateral security. The cash or drawings under the Acceptable Letter of Credit received by the Administrative Agent pursuant to this paragraph (k) shall be applied in whole or in part by the Administrative Agent against or on account of all or any part of the Obligations in accordance with the terms of this Agreement. If the Guarantor is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Guarantor within three Business Days after all Events of Default have been cured or waived.
          (l) Use of Proceeds. No Letter of Credit shall be used directly or indirectly for the purpose, whether immediate, incidental or ultimate, of purchasing or carrying any Margin Stock or maintaining or extending credit to others for such purpose or for any other purpose that otherwise violates the Margin Regulations.
          (m) Responsible Officers. Each Applicant shall notify the Administrative Agent of the names of its officers and employees authorized to request and take other actions with respect to the Letters of Credit on its behalf (each a “Responsible Officer”) by providing the Administrative Agent with the necessary documentation pursuant to the Operational Agreements. The Lender Parties shall be entitled to rely conclusively on any Responsible Officer’s request or direction take other actions with respect to Letters of Credit on behalf of an Applicant, until such Applicant notifies the Administrative Agent pursuant to the terms of the Operational Agreements that such Applicant no longer designates such natural person as a Responsible Officer for such Applicant. The Lender Parties shall have no duty to verify the authenticity of the signature appearing on any notice given under the Facility Documents or the Operational Documents.
          (n) Commitment Increases. The Applicants shall be entitled to request, at any time prior to the Termination Date, that the Total Commitments be increased by an aggregate amount not to exceed Seventy Million euros €70,000,000 (such additional Commitments are referred to herein as the “Additional Commitments”); provided that, in no event shall the aggregate Total Commitments exceed at any time One Hundred Fifty Million euros (€150,000,000); and provided further that (i) no Default or Event of Default exists at the time of such request, (ii) the Applicants give the Administrative Agent ten (10) days prior written notice of such election, (iii) no Lender shall be obligated to increase such Lender’s Commitment without such Lender’s prior written consent, which may be withheld in such Lender’s sole discretion, and (iv) any person providing any Additional Commitment amount that is not already a Lender must be reasonably acceptable to the Administrative Agent, the L/C Issuers and the Applicants. In connection with any such increase in the Total Commitments, the parties shall execute any documents reasonably requested in connection with or to evidence such increase, including without limitation an amendment to this Agreement.
          (o) Additional Terms and Conditions. With respect to each Letter of Credit, each Applicant agrees to the additional terms and conditions set forth in Exhibit E.
     Section 2.02. Fees. (a) Unused Commitment Fee. The Guarantor agrees to pay in euros to the Administrative Agent, for the account of the Lenders in accordance with their Pro Rata Shares, on the last Business Day of March, June, September and December, in the year and on the date on which the Total Commitments shall expire or be terminated as provided herein, an unused commitment fee (an “Unused Commitment Fee”) equal to the Applicable Margin multiplied by the average daily excess, if any, during the preceding quarter (or other period commencing with the Closing Date or ending with the Termination Date or any other date on which the Commitments shall expire or be terminated) of (i) the Total Commitments then in effect over (ii) the L/C Exposure at such time. The Unused Commitment Fee due shall commence to accrue on the Closing Date and shall cease to accrue on the date on which the Commitments shall expire or be terminated as provided herein.
          (b) Administrative Agent’s Fees. The Guarantor agrees to pay to the Administrative Agent, for its own account, and each respective Issuing Bank, for its own account, the fees set forth in the Proposal Letter at the times and in the currencies and the amounts specified therein.
          (c) Letter of Credit Fee. The Guarantor agrees to pay in euros to the Administrative Agent, for the account of the Lenders in accordance with their Pro Rata Shares, with respect to the period ending on the last Business Day of March, June, September and December, in each year and ending on the date on which the Total Commitments shall expire or be terminated as provided herein, a fee (an “L/C Participation Fee”) equal to the Applicable Margin multiplied by the average daily L/C Exposure (excluding the portion thereof attributable to unreimbursed L/C Disbursements) during the preceding quarter (or other period commencing with the Closing Date or ending with the Termination Date or the date on which all Letters of Credit have been canceled or have expired and the Commitments shall have been terminated). The Administrative Agent shall provide the Guarantor with a statement for the L/C Participation Fee computed for such period on or before ten (10) Business Days after the close of such period and the Guarantor shall pay the L/C Participation Fee within five (5) Business Days of Guarantor’s receipt of such statement. For purposes of determining the amount of the L/C Participation Fees with respect to any Letter of Credit not denominated in euros, the L/C Exposure shall be determined by the Administrative Agent using the Exchange Rates in effect at approximately 11:00 a.m., Chicago time, on the date that is two Business Days before the computation of the L/C Participation Fee.
          (d) The Applicant for any Letter of Credit issued hereunder shall pay to the relevant Issuing Bank for its own account, the Issuing Bank’s standard administration (including issuance, drawing, cancellation, amendment and transfer charges) and handling charges in the currency directed by the Issuing Bank, which charges shall be payable at such times and in such amounts as may be set forth in the standard schedule of such Issuing Bank for such charges.
          (e) All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders, except that the Issuing Bank Fees shall be paid directly to the applicable Issuing Bank. Once paid, none of the Fees shall be refundable under any circumstances, unless an error in calculation has been made and an Applicant has notified the Administrative Agent of such error within ninety (90) days of payment thereof.
     Section 2.03. Payments. (a) The Guarantor and each Other Applicant shall make each payment (including the principal of and interest on any L/C Disbursement or any Fees or other amounts) required to be made by it hereunder and under any other Facility Document not later than 10:00 a.m., Chicago time, on the date when due in immediately available funds, without setoff, defense or counterclaim. Each such payment (other than reimbursements for L/C Disbursements and Issuing Bank Fees, which shall be paid directly to the applicable Issuing Bank) shall be made to the Administrative Agent’s Office. Any payments received after 10:00 a.m., Chicago time, by the Administrative Agent on any Business Day shall be deemed received on the next succeeding Business Day. Not later than 1:00 p.m., Chicago time, on the day any such payment is received by the Administrative Agent, the Administrative Agent shall deliver to each Lender Party in immediately available funds such Lender’s Party’s share of the payment so made. Each such payment (other than L/C Disbursements, for which payments of principal and interest shall be made in the applicable currency) shall be made in euros.
          (b) Except as otherwise expressly provided herein, whenever any payment (including any Fees or other amounts) hereunder or under any other Facility Document shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or Fees, if applicable.
     Section 2.04. Interest Computation. Except as otherwise provided in the definition of Alternative Base Rate, any interest, Fees and other amounts payable hereunder or under the other Facility Documents shall be computed on the basis of a 360-day year and the actual number of days elapsed (including the first and excluding the last day of the period). Any change in an interest rate or in any amount resulting from a change in the rate applicable thereto (or any component thereof) pursuant to the terms hereof shall become effective as of the opening of business on the day on which such change in the applicable rate (or component) shall become effective.
     Section 2.05. Default Interest. If any Credit Party shall default in the payment of any amount becoming due hereunder, by acceleration or otherwise, or under any other Facility Document, such Credit Party shall pay interest, to the extent permitted by law, on such defaulted amount to but excluding the date of actual payment (after as well as before judgment) at the rate otherwise applicable to such amount plus two percent (2.00%); provided, however, that in the absence of acceleration, any increase in interest rates pursuant to this Section shall be made at the election of the Administrative Agent, acting at the request or with the consent of the

Required Lenders, with written notice to the Guarantor. While any Event of Default exists or after acceleration, accrued interest shall be paid on demand of the Administrative Agent at the request or with the consent of the Required Lenders.
     Section 2.06. Termination and Reduction of Commitments. (a) The Commitments shall automatically terminate on the Termination Date.
          (b) Upon at least three Business Days’ prior written or telecopy notice to the Administrative Agent (which notice shall be irrevocable, shall include the amount of such termination or reduction and shall be effective on the date specified in such notice) the Guarantor may at any time in whole permanently terminate, or from time to time in part permanently reduce, without any premium, fee or other penalty, the Total Commitments on a pro rata basis; provided, however, that (i) each partial reduction of the Total Commitments shall be in an integral multiple of €1,000,000 and in a minimum amount of €5,000,000 and (ii) the Total Commitments shall not be reduced to an amount that is less than the sum of the L/C Exposure at such time.
          (c) The Guarantor shall pay to the Administrative Agent for the account of the Lenders, on the date of each termination or reduction, all accrued but unpaid Unused Commitment Fees on the amount of the Commitments so terminated or reduced accrued to but excluding the date of such termination or reduction.
     Section 2.07. Extension of Termination Date. (a) The Guarantor may, by notice to the Administrative Agent (which shall promptly deliver a copy thereof to each Lender) not less than 45 days and not more than 60 days before any Termination Date then in effect, request that the Termination Date then in effect be extended to the date 364 days after such Termination Date. If the Guarantor shall so request such an extension, each Lender, acting in its sole discretion, may, by notice to the Guarantor and the Administrative Agent not later than the Termination Date, extend the Termination Date with respect to its Commitment to the date 364 days after such Termination Date; provided, however, that no such extension shall be effective unless (a) no Default or Event of Default shall exist on such Termination Date; (b) each of the representations and warranties of the Guarantor and the Other Applicants set forth in the Facility Documents shall be true and correct on and as of such date with the same force and effect as if made on and as of each such date (or, if any such representation or warranty is expressly stated to have been made only as of or relate only to a specific date, then as of such specific date) and (c) each Lender shall have agreed to such extension by delivering a notice of acceptance to the Administrative Agent and the Guarantor not later than the Termination Date then in effect.
          (b) In the event that any Lender shall not so extend the Termination Date then in effect (a “Declining Lender”) at least 30 days prior to such Termination Date, and the Commitment of such Lender and such Lender’s participations in Letters of Credit have not been assigned to another bank or lending institution pursuant to Section 9.04 (which assignee bank or other lending institution shall have so agreed to extend the Termination Date), the Commitment of such Declining Lender shall terminate on the then effective Termination Date; provided that:

     (i) the Guarantor shall have the right to seek a substitute lender or lenders (which may be one or more of the other Lenders) that is willing to agree to such extension and to assume (A) the Commitment of the Declining Lender; (B) the rights and obligations of the Declining Lender under this Agreement and the other Facility Documents and (C) the rights and obligations of the Declining Lender under any issued and outstanding Letters of Credit, without recourse or warranty by, or expense to, the Declining Lender for a purchase price to be agreed upon between the Declining Lender and such substitute Lender. At the Guarantor’s request and expense, the Administrative Agent shall assist the Guarantor in seeking to locate such substitute lenders; provided, however, that existing Lenders shall have the first opportunity to so assume, by irrevocable notice to the Guarantors and the Administrative Agent, the Declining Lender’s Commitment, which first opportunity shall expire unless so exercised on or prior to the day that is 20 days prior to the then effective Termination Date. Notwithstanding the foregoing, no proposed substitute lender shall become a Lender hereunder without the prior consent of the Administrative Agent, each Issuing Bank and the Guarantors. Upon such an assumption of the Declining Lender’s Commitment and, subject to Section 2.07(b)(ii), on the then-scheduled Termination Date, the Declining Lender shall no longer be a party hereto or have any obligations (including those in respect of outstanding Letters of Credit) or rights hereunder, and the substitute lender or lenders will succeed to the rights and assume the obligations of the Declining Lender hereunder, all pursuant to an Assignment and Acceptance and in accordance with Section 9.04.
     (ii) If none of the existing Lenders and no other bank or financial institution is found to assume the Commitment and the liabilities and obligations of the Declining Lender, such Declining Lender will continue to be obligated with respect to its applicable Pro Rata Share of Letters of Credit issued while its Commitment was in effect and will be considered a Lender hereunder for such purposes. In addition, notwithstanding Section 2.07(a), if the Commitments of the Lenders who have approved the requested extension of the Termination Date aggregate at least the L/C Exposure on the then-existing Termination Date, all of the obligations under this Agreement and the other Facility Documents of each Lender Party (other than any Declining Lender) shall continue without modification, other than the reduction on the Termination Date of the aggregate Commitment of all Lenders (including each such Declining Lender) to the aggregate Commitment of all Lenders (other than each such Declining Lender).
     (iii) Notwithstanding anything herein to the contrary, if the Commitments of all continuing Lenders and of any additional Lenders do not aggregate at least the L/C Exposure on the then-existing Termination Date, the Commitments of all Lenders shall automatically terminate on the Termination Date.
     (iv) Upon any increase of the Commitment of any Lender or any substitute Lender becoming a party hereto pursuant to Section 2.07(b)(i), the Administrative Agent shall prepare a replacement Schedule 1.01(b) reflecting all Lenders and all Commitments giving effect to such changes and shall distribute a copy of such Schedule 1.01(b) to the

Guarantors and all other Lender Parties and, absent manifest error, such replacement Schedule 1.01(b) shall become Schedule 1.01(b) for all purposes of this Agreement.
     Section 2.08. Assignment of Commitments under Certain Circumstances; Duty to Mitigate. (a) In the event (i) any Lender or Issuing Bank delivers a certificate requesting compensation pursuant to Section 2.09, (ii) any Lender or Issuing Bank delivers a notice described in Section 2.10, (iii) the Guarantor or any Other Applicant is required to pay any additional amount to any Lender or Issuing Bank or any Governmental Authority on account of any Lender or Issuing Bank pursuant to Section 2.12, or (iv) a Lender refuses to consent to an amendment, modification or waiver of this Agreement for which the consent of the Required Lenders has been obtained, or that, pursuant to Section 9.08(b), requires the consent of all Lenders or all Lenders with obligations affected (each such Lender being a “Non-Consenting Lender”), the Guarantor may, at its sole expense and effort (including with respect to the processing and recordation fee referred to in Section 9.04(b)), upon notice to such Lender or Issuing Bank and the Administrative Agent, require such Lender or Issuing Bank to transfer and assign, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all of its interests, rights and obligations under this Agreement to an assignee that shall assume such assigned obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (w) such assignment, with respect to any Lender’s interest, shall not conflict with any Applicable Law, (x) the Guarantor shall have received the prior written consent of the Administrative Agent and the Issuing Banks, (y) the Guarantor or such assignee shall have paid to the affected Lender or Issuing Bank in immediately available funds an amount equal to the L/C Disbursements of such Lender or Issuing Bank, respectively, plus all Fees and other amounts accrued for the account of such Lender or Issuing Bank hereunder (including any amounts under Section 2.09 and Section 9.05), and (z) in the case of a Non-Consenting Lender, the assignee shall provide the applicable consent at the time of the assignment pursuant to an assignment agreement and that may be executed by the Administrative Agent on behalf of such Non-Consenting Lender and the Guarantor shall require all other Non-Consenting Lenders to assign their interests, rights and obligations under this Agreement; provided further that, if prior to any such transfer and assignment the circumstances or event that resulted in such Lender’s or Issuing Bank’s claim for compensation under Section 2.09 or notice under Section 2.10 or the amounts paid pursuant to Section 2.12, as the case may be, cease to cause such Lender or Issuing Bank to suffer increased costs or reductions in amounts received or receivable or reduction in return on capital, or cease to have the consequences specified in Section 2.10, or cease to result in amounts being payable under Section 2.12, as the case may be (including as a result of any action taken by such Lender or Issuing Bank pursuant to paragraph (b) below), or if such Lender or Issuing Bank shall waive its right to claim further compensation under Section 2.09 in respect of such circumstances or event or shall withdraw its notice under Section 2.10 or shall waive its right to further payments under Section 2.12 in respect of such circumstances or event or shall agree to consent to the applicable proposed amendment, modification or waiver, as the case may be, then such Lender or Issuing Bank shall not thereafter be required to make any such transfer and assignment hereunder.
          (b) If (i) any Lender or Issuing Bank shall request compensation under Section 2.09, (ii) any Lender or Issuing Bank delivers a notice described in Section 2.10 or (iii) the Guarantor is required to pay any additional amount to any Lender or Issuing Bank or any Governmental

Authority on account of any Lender or Issuing Bank, pursuant to Section 2.12, then such Lender or Issuing Bank shall use reasonable efforts (which shall not require such Lender or Issuing Bank to incur an unreimbursed loss or unreimbursed cost or expense or otherwise take any action inconsistent with its internal policies or legal or regulatory restrictions or suffer any disadvantage or burden deemed by it to be significant) (x) to file any certificate or document reasonably requested in writing by the Guarantor or (y) to assign its rights and delegate and transfer its obligations hereunder to another of its offices, branches or affiliates, if such filing or assignment would reduce its claims for compensation under Section 2.09 or enable it to withdraw its notice pursuant to Section 2.10 or would reduce amounts payable pursuant to Section 2.12, as the case may be, in the future. The Guarantor hereby agrees to pay all reasonable costs and expenses incurred by any Lender or Issuing Bank in connection with any such filing or assignment, delegation and transfer.
     Section 2.09. Reserve Requirements; Change in Circumstances. (a) Notwithstanding any other provision of this Agreement, if any Change in Law shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of or credit extended by any Lender or any Issuing Bank or shall impose on such Lender or such Issuing Bank any other condition affecting this Agreement or any Letter of Credit or participation therein, and the result of any of the foregoing shall be to increase the cost to such Lender or such Issuing Bank of issuing or maintaining any Letter of Credit or purchasing or maintaining a participation therein or to reduce the amount of any sum received or receivable by such Lender or such Issuing Bank hereunder by an amount deemed by such Lender or such Issuing Bank to be material, then the Guarantor will pay to such Lender or such Issuing Bank, as the case may be, upon demand such additional amount or amounts as will compensate such Lender or Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.
          (b) If any Lender or Issuing Bank shall have determined that any Change in Law regarding capital adequacy has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement or participations in Letters of Credit purchased by such Lender pursuant hereto or the Letters of Credit issued by such Issuing Bank pursuant hereto to a level below that which such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy) by an amount deemed by such Lender or Issuing Bank to be material, then from time to time the Guarantor shall pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction suffered.
          (c) A certificate of a Lender or Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as applicable, as specified in paragraph (a) or (b) above shall be delivered to the Guarantor and shall be conclusive absent manifest error. The Guarantor shall pay such Lender or Issuing Bank the amount shown as due on any such certificate delivered by it within 10 days after its receipt of the same.
          (d) Failure or delay on the part of any Lender or any Issuing Bank to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that the Guarantor shall not be under any obligation to compensate any Lender or Issuing Bank under paragraph (a) or (b) above with respect to increased costs or reductions with respect to any period prior to the date that is 90 days prior to such request if such Lender or Issuing Bank knew or could reasonably have been expected to know of the circumstances giving rise to such increased costs or reductions and of the fact that such circumstances would result in a claim for increased compensation by reason of such increased costs or reductions; provided further that the foregoing limitation shall not apply to any increased costs or reductions arising out of the retroactive application of any Change in Law within such 90-day period. The protection of this Section shall be available to each Lender and Issuing Bank regardless of any possible contention of the invalidity or inapplicability of the law, rule, regulation, agreement, guideline or other change or condition that shall have occurred or been imposed.
          (e) This Section 2.09 shall not apply to any Change in Law with respect to Taxes, including, but not limited to, changes in the rate of Taxes pertaining to any particular Lender.
     Section 2.10. Change in Legality. (a) Notwithstanding any other provision of this Agreement, if (i) any Change in Law shall make it unlawful for any Issuing Bank to issue Letters of Credit denominated in an Alternative Currency, or (ii) there shall have occurred any change in national or international financial, political or economic conditions (including the imposition of or any change in exchange controls) or currency exchange rates which would make it impracticable for any Issuing Bank to issue Letters of Credit denominated in such Alternative Currency, then, by written notice to the Guarantor and to the Administrative Agent such Issuing Bank may declare that Letters of Credit will not thereafter be issued in the affected Alternative Currency or Currencies, whereupon the affected Alternative Currency or Currencies shall be deemed (for the duration of such unlawfulness and with respect to such Issuing Bank only) not to constitute an Alternative Currency.
          (b) For purposes of this Section 2.10, a notice to the Guarantor by any Lender shall be effective on the date of receipt by the Guarantor.
     Section 2.11. Pro Rata Treatment. Except to the extent otherwise expressly provided herein, (a) L/C Exposure shall be allocated among the Lenders according to their respective Pro Rata Shares, (b) each reduction of the Total Commitments shall be applied to the Lenders’ respective Commitments according to their respective Pro Rata Shares before such reduction, (c) each payment of Fees that is for the benefit or account of the Lenders shall be made to the Lenders according to their respective Pro Rata Shares, and (d) participations in Letters of Credit, and payments with respect thereto, shall be allocated to the Lenders in accordance with their respective Pro Rata Shares at the time of the issuance of each Letter of Credit.

     Section 2.12. Taxes. (a) Any and all payments by or on account of any obligation of the Guarantor or any Other Applicant hereunder or under any other Facility Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Guarantor or any Other Applicant shall be required by law to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or such Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Guarantor or such Other Applicant shall make such deductions and (iii) the Guarantor or such Other Applicant shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
          (b) In addition, the Guarantor shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
          (c) The Guarantor shall indemnify the Administrative Agent and each Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment on account of any obligation of the Guarantor or any Other Applicant hereunder or under any other Facility Document on the Guarantor’s or any Other Applicant’s behalf (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Guarantor by a Lender, or by the Administrative Agent on its behalf or on behalf of a Lender, shall be conclusive absent manifest error.
          (d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Guarantor or any Other Applicant to a Governmental Authority, the Guarantor shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
          (e) Any Foreign Lender (or any participating bank or other entity that would be a Foreign Lender if it were a Lender) that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Guarantor or any Other Applicant is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Guarantor (with a copy to the Administrative Agent) (or, in the case of a participating bank or other entity, the Foreign Lender from which the related participation was purchased), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Guarantor as will permit such payments to be made without withholding or at a reduced rate. In addition, each Foreign Lender (or participating bank or other entity that would be a Foreign Lender if it were a Lender) shall deliver substitute forms upon becoming aware of the obsolescence or invalidity of any form previously delivered by such Foreign Lender (or participating bank or other entity) or upon the reasonable request of the Guarantor.
     Section 2.13. Sharing of Setoffs. Each Lender agrees that if it shall, through the exercise of a right of banker’s lien, setoff or counterclaim against the Guarantor or any Other Applicant, or pursuant to a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of any L/C Disbursement (other than any payment made in accordance with the terms of this Agreement) as a result of which the unpaid principal portion of participations in L/C Disbursements shall be proportionately less than the unpaid principal portion of participations in L/C Disbursements of any other Lender, it shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in the L/C Exposure of such other Lender, so that the aggregate unpaid principal amount of the L/C Exposure and participations in L/C Exposure held by each Lender shall be in the same proportion to the aggregate unpaid principal amount of L/C Exposure then outstanding as the principal amount of its L/C Exposure prior to such exercise of banker’s lien, setoff or counterclaim or other event was to the principal amount of all L/C Exposure outstanding prior to such exercise of banker’s lien, setoff or counterclaim or other event; provided, however, that if any such purchase or purchases or adjustments shall be made pursuant to this Section 2.13 and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest. The Guarantor and each Other Applicant expressly consents to the foregoing arrangements and agrees that any Lender holding a participation in a L/C Disbursement deemed to have been so purchased may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all moneys owing by the Guarantor and the respective Applicant to such Lender by reason thereof as fully as if such Lender had made a loan directly to the Guarantor and the respective Applicant in the amount of such participation.
     Section 2.14. Joinder of Applicants. By execution of an Applicant Joinder by a Subsidiary of the Guarantor and upon acceptance thereof by the Administrative Agent, each in its sole discretion, and such Person’s satisfaction of all conditions and completion of all deliveries specified in the Joinder Agreement, this Agreement shall be deemed to be amended so that such Person shall become an Applicant for all purposes of this Agreement as if an original signatory hereto, and shall be admitted as an Applicant hereunder, and this Agreement shall be binding for all purposes on such Person as an Applicant as if an original signatory hereto.

Article III
Representations and Warranties
          The Guarantor and each Other Applicant hereby represent and warrant to the Administrative Agent, each Issuing Bank and each of the Lenders that:
     Section 3.01. Organization; Powers. The Guarantor and each of the Other Applicants (a) (i) is duly organized, validly existing and, in case such concept exists under the laws of the jurisdiction of its organization, in good standing under the laws of the jurisdiction of its organization, (ii) has all requisite power and authority to own its property and assets and to carry on its business as now conducted and as proposed to be conducted and (iii) is qualified to do business in, and, in case such concept exists under the laws of the jurisdiction of its organization, is in good standing in, every jurisdiction where such qualification is required, except where any such failure, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, and (b) has the power and authority to execute, deliver and perform its obligations under each of the Facility Documents to which it is a party and each other agreement or instrument contemplated hereby to which it is or will be a party and, in the case of the Guarantor, to guaranty the obligations of the Other Applicants and, in the case of the Applicants, to request Letters of Credit hereunder.
     Section 3.02. Authorization. The Transactions (a) have been duly authorized by all requisite corporate and, if required, stockholder action and (b) will not (i) violate (a) any provision of Applicable Law, or of the certificate or articles of incorporation or other constitutive documents or by-laws of the Guarantor or any Other Applicant, or (b) any provision of the Existing Credit Agreement or any other indenture, agreement or other instrument to which the Guarantor or any Other Applicant is a party or by which any of them or any of their property is or may be bound, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, or give rise to any right to accelerate or to require the prepayment, repurchase or redemption of any obligation under the Existing Credit Agreement or any other such indenture, agreement or other instrument, or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by the Guarantor or any Other Applicant.
     Section 3.03. Enforceability. This Agreement has been duly executed and delivered by the Guarantor and the Other Applicants party hereto and constitutes, and each other Facility Document when executed and delivered by each Credit Party thereto will constitute, a legal, valid and binding obligation of such Credit Party enforceable against such Credit Party in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability and subject to any general principles of law limiting such obligations which are specifically referred to in any legal opinion delivered pursuant to Article IV of this Agreement.
     Section 3.04. Governmental Approvals. No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in connection with the Transactions, except for such as have been made or obtained and are in full force and effect.
     Section 3.05. Financial Statements. The Guarantor has heretofore furnished to the Lenders its unaudited consolidated balance sheets and statements of income, stockholders’ equity (in the case of the Guarantor) and cash flows as of and for the fiscal year ended December 31, 2006 and as of and for the fiscal quarter ended June 30, 2007. Subject to normal year-end audit adjustments, such financial statements present fairly the financial condition and results of operations and cash flows of the Guarantor and its consolidated Subsidiaries as of such dates and for such periods, such balance sheets and the notes thereto disclose all material liabilities, direct or contingent, of the Guarantor and its consolidated Subsidiaries as of the dates thereof, and such financial statements were prepared in accordance with GAAP.
     Section 3.06. No Material Adverse Change. Since December 31, 2006, no event, change or condition has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect.
     Section 3.07. Title to Properties; Possession Under Leases. (a) Each of the Guarantor and each of the Other Applicants has valid title to, or valid leasehold interests in, all its material properties and assets, except for defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes.
          (b) The Guarantor and each of the Other Applicants have complied with all material obligations under all material leases to which it is a party and, to the Guarantor’s and each Other Applicant’s knowledge, all such leases are in full force and effect.
     Section 3.08. Subsidiaries. Schedule 3.08 sets forth as of the Closing Date a list of all Subsidiaries of the Guarantor and the percentage ownership interest of the Guarantor therein. The shares of capital stock or other ownership interests so indicated on Schedule 3.08 are fully paid and nonassessable and as of the Closing Date are owned by the Guarantor, directly or indirectly, free and clear of all Liens (other than Liens made in connection with the Existing Credit Agreement).
     Section 3.09. Litigation; Compliance with Laws. (a) Except as set forth on Schedule 3.09, there are not any actions, suits or proceedings at law or in equity or by or before any Governmental Authority now pending or, to the knowledge of each Other Applicant and the Guarantor, threatened against or affecting the Guarantor or any Subsidiary of the Guarantor or any business, property or rights of any such person (i) that involve any Facility Document or the Transactions or (ii) which could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.
          (b) None of the Guarantor or any of its Subsidiaries or any of their respective material properties or assets is in violation of any law, rule or regulation (including any zoning, building, Environmental Law, ordinance, code or approval or any building permits), or is in default with respect to any judgment, writ, injunction, decree or order of any Governmental Authority, where such violation or default could reasonably be expected to result in a Material Adverse Effect.
     Section 3.10. Agreements. (a) Neither the Guarantor, nor any of its Subsidiaries is a party to any agreement or instrument or subject to any corporate restriction that has resulted or could reasonably be expected to result in a Material Adverse Effect.
          (b) Neither the Guarantor, nor any of its Subsidiaries is in default in any manner under any provision of the Existing Credit Agreement or any provision of any other indenture or other agreement or instrument evidencing Indebtedness, or any other material agreement or instrument to which it is a party or by which it or any of its properties or assets are or may be bound, where such default could reasonably be expected to result in a Material Adverse Effect.
     Section 3.11. Federal Reserve Regulations. (a) Neither the Guarantor, nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.
          (b) No part of the proceeds of any Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including the Margin Regulations.
     Section 3.12. Investment Company Act. Neither the Guarantor nor any Other Applicant is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.
     Section 3.13. Use of Letter of Credit. The Applicants will request the issuance of Letters of Credit for general corporate purposes.
     Section 3.14. Tax Returns. The Guarantor and each of its Subsidiaries (a) have filed or caused to be filed all Federal, state, local and foreign tax returns or materials required to have been filed by it except for foreign filings the delinquency of which could not reasonably be expected to have a Material Adverse Effect, and (b) has paid or caused to be paid all taxes due and payable by it and all material written assessments received by it, except taxes that are being contested in good faith by appropriate proceedings and for which the Guarantor or such Subsidiary, as applicable, shall have set aside on its books adequate reserves.
     Section 3.15. No Material Misstatements. None of any information, report, financial statement, exhibit or schedule furnished by or on behalf of the Guarantor or any Other Applicant to the Administrative Agent or any Lender in connection with the negotiation of any Facility Document or included therein or delivered pursuant thereto contained, contains or will contain any material misstatement of fact or omitted, omits or will omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are or will be made, not misleading; provided that to the extent any such information, report, financial statement, exhibit or schedule was based upon or constitutes a forecast or projection, the Guarantor and each Other Applicant represents only that it acted in good faith and utilized reasonable assumptions and due care in the preparation of such information, report, financial statement, exhibit or schedule.
     Section 3.16. Employee Benefit Plans. Each of the Guarantor and its ERISA Affiliates is in compliance in all respects with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder, except where such non-compliance, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, could reasonably be expected to result in a Material Adverse Effect.
     Section 3.17. Environmental Matters. (a) Except as set forth in Schedule 3.17 and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Guarantor, nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has received notice of any claim with respect to any Environmental Liability or (iii) knows of any basis for any Environmental Liability to which it is or reasonably could become subject.
          (b) Since the date of this Agreement, there has been no change in the status of the matters disclosed on Schedule 3.17 that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.
     Section 3.18. Insurance. The Guarantor and its Subsidiaries have insurance in such amounts and covering such risks and liabilities as are in accordance with normal industry practice.
     Section 3.19. Labor Matters. As of the date hereof and the Closing Date, there are no strikes, lockouts or slowdowns against the Guarantor or any Subsidiary of the Guarantor pending or, to the knowledge of the Guarantor and each Other Applicant, threatened. Except with respect to any violations that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, the hours worked by and payments made to employees of the Guarantor and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters. All payments due from the Guarantor or any Subsidiary, or for which any claim may be made against the Guarantor or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Guarantor or such Subsidiary except where the failure to make or accrue any such payments, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Guarantor or any Subsidiary is bound.
     Section 3.20. Solvency. Immediately following the issuance of each Letter of Credit and after giving effect to the drawing of each Letter of Credit, (a) the fair value of the assets of each Credit Party, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of each Credit Party will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) each Credit Party will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) each Credit Party will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following the Closing Date.
     Section 3.21. Subordination of Intercompany Debt. All Indebtedness owed by any Other Applicant to the Guarantor or another Other Applicant is Subordinated Debt.
     Section 3.22. Incorporation by Reference. The Guarantor hereby makes each and all of the representations and warranties set forth in Article III (including the contents of the related schedules and exhibits) of the Existing Credit Agreement, which representations and warranties are incorporated herein by reference in their entirety as if fully set forth herein; provided that, if the Existing Credit Agreement is terminated or for any reason otherwise ceases to be in full force and effect, the incorporation of such Article III hereby shall continue, except that it shall be of such article as it existed in such Existing Credit Agreement immediately prior to the termination thereof; provided further that, all representations and warranties made for the benefit of the Administrative Agent and the Lenders under the Existing Letter of Credit Agreement shall be made for the benefit of the Administrative Agent, the Lenders and the Issuing Banks hereunder.
Article IV
Conditions to Closing and Letters of Credit
          The obligations of the Issuing Banks to issue, or amend Letters of Credit (or amend any Letters of Credit to increase its face amount, extend it or renew it) hereunder are subject to the satisfaction of the following conditions:
     Section 4.01. All Letters of Credit. On the date of each issuance of, and each amendment increasing the face amount, extension or renewal of, a Letter of Credit (each such event being called a “Credit Event”):
          (a) The applicable Issuing Bank shall have received an Application requesting the issuance, an amendment increasing the face amount, an extension or a renewal of a Letter of Credit, as applicable, as required by Section 2.01(b).
          (b) The representations and warranties set forth, directly or through incorporation by reference, in Article III hereof and in each other Facility Document shall be true and correct in all material respects on and as of the date of such Credit Event with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date.

          (c) The Guarantor and each Other Applicant shall be in compliance with all the terms and provisions set forth herein and in each other Facility Document on its part to be observed or performed, and at the time of and immediately after such Credit Event, no Event of Default or Default shall have occurred and be continuing.
          (d) The requesting Applicant shall have executed and delivered (i) this Agreement or (ii) an Applicant Joinder and such other documents as provided for in the Applicant Joinder and as may be requested by the Administrative Agent.
          (e) No order, judgment or decree of, or any request or directive (whether or not having the force of law) from any Governmental Authority, or any other applicable law, shall purport by its terms to enjoin, restrain, prohibit or otherwise prevent the Issuing Bank from issuing letters of credit generally or the requested Letter of Credit or shall impose upon such Issuing Bank with respect to that Letter of Credit any restriction, reserve requirement or other cost or expense that was not applicable, in effect or known to the Issuing Bank on the Closing Date and that such Issuing Bank in good faith deems materially adverse to it, except if in the case of costs, expenses and other monetary impositions, the Guarantor has agreed to pay or to indemnify such Issuing Bank for such impositions pursuant to the terms and conditions of this Agreement.
          (f) In the case of an Alternative Currency Letter of Credit, there shall not have occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which would in the opinion of the Administrative Agent or the Issuing Bank make it impracticable for such Letter of Credit to be denominated in the relevant Alternative Currency.
          Each Credit Event shall be deemed to constitute a representation and warranty by the Guarantor and each Other Applicant on the date of such Credit Event as to the matters specified in paragraphs (b) and (c) of this Section 4.01.
     Section 4.02. Closing Date. The obligations of the Issuing Banks to issue Letters of Credit (other than the Existing Letters of Credit) on or after the Closing Date are subject to the satisfaction of the following conditions which shall be satisfied on or before the Closing Date:
          (a) This Agreement shall have been duly executed by the parties hereto and delivered to the Administrative Agent and shall be in full force and effect.
          (b) The Administrative Agent shall have received, on behalf of itself, the Lenders and the Issuing Banks, a favorable written opinion of (i) John M. Nanos, Vice President - Strategic Transactions Counsel of the Guarantor, substantially to the effect set forth in Exhibit D-1, (ii) with respect to each Other Applicant that is a Domestic Subsidiary, counsel, acceptable to the Administrative Agent, for such Subsidiary substantially to the effect set forth in Exhibit D-2, and (iii) with respect to each Other Applicant that is a Foreign Subsidiary, counsel, acceptable to the Administrative Agent, for such Subsidiary substantially to the effect set forth in Exhibit D-3, in each case (a) dated the Closing Date, (b) addressed to the Issuing Banks, the Administrative Agent and the Lenders, and (c) covering such other matters relating to the Facility Documents and the Transactions as the Administrative Agent shall reasonably request, and the Guarantor and each respective Other Applicant hereby request such counsel to deliver such opinions.
          (c) All legal matters incident to this Agreement, the extensions of credit hereunder and the other Facility Documents shall be reasonably satisfactory to the Lenders, to the Issuing Banks and to the Administrative Agent.
          (d) The Administrative Agent shall have received (i) a copy of the certificate or articles of incorporation, including all amendments thereto, of each Credit Party, certified (to the extent relevant) as of a recent date by the Secretary of State of the state of its organization, and, in case such concept exists under the laws of the jurisdiction of its organization, a certificate as to the good standing of each Credit Party as of a recent date, from such Secretary of State, and to the extent generally available, a certificate or other evidence of good standing as to payment of any applicable franchise or similar taxes from the appropriate taxing authority of each of such jurisdictions; (ii) a certificate of the Secretary or Assistant Secretary (or similar officer) of each Credit Party dated the Closing Date and certifying (a) that attached thereto is a true and complete copy of the by-laws or articles of association of such Credit Party as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (b) below, (b) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of such Credit Party authorizing the execution, delivery and performance of the Facility Documents to which such person is a party and, in the case of the Guarantor, the guaranty hereunder, and, in the case of the Applicants, the Letter of Credit request hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (c) that the certificate or articles of incorporation or other charter document of such Credit Party have not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (i) above or the trade register extract provided by the chamber of commerce, and (d) as to the incumbency and specimen signature of each officer executing any Facility Document or any other document delivered in connection herewith on behalf of such Credit Party; (iii) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary (or similar officer) executing the certificate pursuant to (ii) above; and (iv) such other documents as the Lenders, the Issuing Banks or the Administrative Agent may reasonably request.
          (e) The Administrative Agent shall have received a certificate, dated the Closing Date and signed by a Financial Officer of the Guarantor, confirming compliance with the conditions precedent set forth in paragraphs (b) and (c) of Section 4.01, in form and substance acceptable to the Administrative Agent.
          (f) The Administrative Agent shall have received all Fees and other amounts due and payable on or prior to the Closing Date, including, to the extent invoiced at least 1 Business Day prior to the Closing Date, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid hereunder or under any other Facility Document.
          (g) The Administrative Agent shall have received a solvency certificate for the Guarantor, certified by a Financial Officer of the Guarantor, in form and substance acceptable to the Administrative Agent.
          (h) The Administrative Agent shall have received (i) financial projections for the Guarantor and its Subsidiaries, (ii) consolidated unaudited annual financial statements for each Other Applicant party hereto on the closing date and its Subsidiaries for the fiscal year ending December 31, 2005, and (iii) consolidated annual financial statements for the Guarantor and its Subsidiaries for the fiscal years ending December 31, 2004 and December 31, 2005, and all such projections and financial statements shall be in form and substance acceptable to the Administrative Agent.
          (i) The Administrative Agent shall have received for each Credit Party all documentation and other information required by any Governmental Authority under applicable anti-money laundering rules and regulations, including the Patriot Act.
          (j) The Issuing Bank shall have received the MaxTrad Agreement, the Electronic Banking Terms and Conditions, Letters of Indemnity, and such other operational agreements as the Issuing Bank may reasonably request (collectively, the “Operational Agreements”) in each instance duly executed by the appropriate Credit Parties.
          (k) The Guarantor and each Other Applicant shall have entered into a subordination agreement in form and substance acceptable to the Administrative Agent causing all Indebtedness owed by any Other Applicant to the Guarantor or another Other Applicant to constitute Subordinated Debt.
          (l) There shall be no litigation or administrative proceeding that could reasonably be expected to have a Material Adverse Effect.
Article V
Affirmative Covenants
          The Guarantor and each Other Applicant covenants and agree that so long as this Agreement shall remain in effect and until the Commitments have been terminated and all Fees and all other expenses or amounts payable under any Facility Document shall have been paid in full and all Letters of Credit have been canceled or have expired and all amounts drawn thereunder have been reimbursed in full, the Guarantor and each Other Applicant will, and will cause each of its Subsidiaries to:
     Section 5.01. Existence; Businesses and Properties. (a) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except as otherwise expressly permitted under Section 6.05 of the Existing Credit Agreement and except, with respect to any Subsidiary, where the failure to do so could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.
          (b) Do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, franchises, authorizations, patents, copyrights, trademarks and trade names material to the conduct of its business and its Subsidiaries taken as a whole; maintain and operate such business in substantially the manner in which it is presently conducted and operated; comply in all material respects with all applicable laws, rules, regulations (including (i) all Environmental Laws and (ii) any zoning, building, ordinance, code or approval or any building permits or any restrictions of record or agreements affecting the real property owned by such person) and decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted, except where the failure to do so could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect; and at all times maintain and preserve all property material to the conduct of such business and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times, except where the failure to do so could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.
     Section 5.02. Insurance. (a) Keep its insurable properties adequately insured at all times by financially sound and reputable insurers; maintain such other insurance, to such extent and against such risks, including fire and other risks insured against by extended coverage, as is customary with companies in the same or similar businesses operating in the same or similar locations, including public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by it; and maintain such other insurance as may be required by law.
     Section 5.03. Obligations and Taxes. Pay its Indebtedness promptly and in accordance with their terms and pay and discharge promptly when due all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise that, if unpaid, might give rise to a Lien upon such properties or any part thereof; provided, however, that such payment and discharge shall not be required with respect to any such tax, assessment, charge, levy or claim so long as (a) the validity or amount thereof shall be contested in good faith by appropriate proceedings, (b) the Guarantor or such Other Applicant shall have set aside on its books adequate reserves with respect thereto in accordance with GAAP, and (c) such contest operates to suspend collection of the contested obligation, tax, assessment or charge and enforcement of a Lien.

     Section 5.04. Guarantor Financial Statements, Reports, etc. In the case of the Guarantor, furnish to the Administrative Agent:
          (a) within 100 days after the end of each fiscal year commencing with the Guarantor’s fiscal year ending December 31, 2007, its consolidated balance sheet and related statements of income, stockholders’ equity and cash flows showing the financial condition of the Guarantor and its consolidated Subsidiaries as of the close of such fiscal year and the results of its operations and the operations of such Subsidiaries during such year, all audited by PricewaterhouseCoopers LLP or other independent public accountants of recognized national standing and accompanied by an opinion of such accountants (which shall not be qualified in any material respect) to the effect that such consolidated financial statements fairly present the financial condition and results of operations of the Guarantor and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP;
          (b) within 50 days after the end of each of the first three fiscal quarters of each fiscal year of the Guarantor, its consolidated balance sheet and related statements of income, stockholders’ equity and cash flows showing the financial condition of the Guarantor and its consolidated Subsidiaries as of the close of such fiscal quarter and the results of its operations and the operations of such Subsidiaries during such fiscal quarter and the then elapsed portion of the fiscal year, compared with the consolidated budget for such fiscal quarter (to the extent a budget was required for such period under Section 5.04(d)) as well as the results of its operations and the operations of its Subsidiaries in the corresponding quarter from the prior fiscal year, all certified by one of its Financial Officers as fairly presenting the financial condition and results of operations of the Guarantor and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments;
          (c) concurrently with any delivery of financial statements under paragraph (a) or (b) above, a certificate of the accounting firm (in the case of paragraph (a)) or Financial Officer (in the case of paragraph (b)) opining on or certifying such statements (which certificate, when furnished by an accounting firm, may be limited to compliance with financial maintenance covenants and disclaim responsibility for legal interpretations) and certifying that no Event of Default or Default has occurred or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto;
          (d) unless the Guarantor has Investment Grade Ratings, at least 10 days prior to the commencement of each fiscal year of the Guarantor, a detailed consolidated budget for such fiscal year (including a projected consolidated balance sheet and related statements of projected operations and cash flow as of the end of and for each quarter of such fiscal year and as of the end of and for such fiscal year and describing the assumptions used for purposes of preparing such budget) and, promptly when available, any significant revisions of such budget;

          (e) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Guarantor or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed to its shareholders, as the case may be;
          (f) promptly after the receipt thereof by the Guarantor or any of its Subsidiaries, a copy of any final “management letter” received by any such person from its certified public accountants and the management’s response thereto; and
          (g) promptly, from time to time, such other information regarding the operations, business affairs and financial condition of the Guarantor, or its compliance with the terms of any Facility Document, as the Administrative Agent or any Lender may reasonably request.
     Section 5.05. Other Applicant Financial Statements, Reports, etc. In the case of each Other Applicant, furnish to the Administrative Agent:
          (a) Promptly after receipt thereof, and in any event within 30 days of providing the same to the applicable Governmental Authority, each Other Applicant’s consolidated balance sheet and related statements of income, stockholders’ equity and cash flows showing the financial condition of such Other Applicant and its consolidated Subsidiaries as of the close of such fiscal year and the results of its operations and the operations of such Subsidiaries during such fiscal year, all certified by one of its Financial Officers as fairly presenting the financial condition and results of operations of such Other Applicant and its consolidated Subsidiaries on a consolidated basis in accordance with relevant law and standard and customary practice;
          (b) promptly after the receipt thereof by such Other Applicant, a copy of any final “management letter” received by any such person from its certified public accountants and the management’s response thereto; and
          (c) promptly, from time to time, such other information regarding the operations, business affairs and financial condition of such Other Applicant, or compliance with the terms of any Facility Document, as the Administrative Agent or any Lender may reasonably request.
     Section 5.06. Litigation and Other Notices. Furnish to the Administrative Agent, each Issuing Bank and each Lender prompt written notice of the following:
          (a) any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;
          (b) the filing or commencement of, or any threat or notice of intention of any person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority, against the Guarantor or any of its Affiliates or any Other Applicant that could reasonably be expected to result in a Material Adverse Effect;
          (c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Guarantor and its Subsidiaries in an aggregate amount exceeding $10,000,000;
          (d) any notice from S&P or Moody’s indicating the possibility of an adverse change in the credit ratings applicable to the Guarantor or any of its Indebtedness assigned by S&P or Moody’s and promptly after the Guarantor obtains knowledge of any change in the rating established by S&P or Moody’s, as applicable, with respect to the Debt Rating, a notice of such change, which notice shall specify the new rating, the date on which such change was publicly announced, and such other information with respect to such change as the Administrative Agent may reasonably request;
          (e) any development that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect.
     Section 5.07. Information Regarding Names and Organization. (a) Furnish to the Administrative Agent prompt written notice of any change (i) in any Credit Party’s corporate name or in any trade name used to identify it in the conduct of its business or in the ownership of its properties, (ii) jurisdiction of organization of any Credit Party, (iii) in any Credit Party’s identity or corporate structure or (iv) in any Credit Party’s Federal Taxpayer Identification Number.
     Section 5.08. Maintaining Records; Access to Properties and Inspections. Keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all requirements of law are made of all dealings and transactions in relation to its business and activities. Each Credit Party will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender to visit and inspect the financial records and the properties of the and Guarantor or any of its Subsidiaries at reasonable times and as often as reasonably requested and to make extracts from and copies of such financial records, and permit any representatives designated by the Administrative Agent or any Lender to discuss the affairs, finances and condition of the Guarantor or any of its Subsidiaries with the officers thereof and independent accountants therefor; provided that any such visit or inspection does not interfere with the normal operation of such business conducted at the properties.
     Section 5.09. Use of Proceeds. The Applicants will request the issuance of Letters of Credit for contingent obligations (including obligations as an account party under any letter of credit) solely in respect of surety and performance bonds, bank guarantees and similar obligations in respect of contractual obligations of the Applicants, provided such obligations are incurred in the ordinary course of business.
     Section 5.10. Further Assurances. Execute and/or deliver any and all further documents, agreements and instruments, and take (or authorize) all further action (including delivery local counsel opinions) that may be required under applicable law in order to effectuate the transactions contemplated by the Facility Documents.
     Section 5.11. Incorporation by Reference. The Guarantor shall comply with, abide by and otherwise observe all covenants set forth in Article V (including the contents of the related schedules and exhibits) of the Existing Credit Agreement, which covenants are incorporated herein by reference in their entirety as if fully set forth herein; provided that, if the Existing Credit Agreement is terminated or for any reason otherwise ceases to be in full force and effect, the incorporation of such Article V hereby shall continue, except that it shall be of such article as it existed in such Existing Credit Agreement immediately prior to the termination thereof; provided further that, any covenant made for the benefit of the Administrative Agent and Lenders under the Existing Credit Agreement shall be made for the benefit of the Administrative Agent, the Lenders and the Issuing Banks hereunder.
Article VI
Negative Covenants
          The Guarantor and each Other Applicant covenant and agree that, so long as this Agreement shall remain in effect and until the Commitments have been terminated and all Fees and all other expenses or amounts payable under any Facility Document have been paid in full and all Letters of Credit have been canceled or have expired and all amounts drawn thereunder have been reimbursed in full, the Guarantor and each Other Applicant will not, and will not cause or permit any of its Subsidiaries to:
     Section 6.01. Contracts with Affiliates. No Other Applicant shall, nor shall it permit any of its Subsidiaries to, enter into any contract, agreement or business arrangement with any of its Affiliates (other than Wholly-owned Subsidiaries) on terms and conditions which are less favorable to such Guarantor or such Other Applicant than would be usual and customary in similar contracts, agreements or business arrangements between persons not affiliated with each other.
     Section 6.02. Change in the Nature of Business. No Other Applicant shall, nor shall it permit any of its Subsidiaries to, engage in any business or activity if as a result the general nature of the business of such Other Applicant or such Subsidiary would be changed in any material respect from the general nature of the business engaged in by it as of the Closing Date.
     Section 6.03. Indebtedness. Each Other Applicant will not, and will not permit any of its Subsidiaries to, contract, create, incur, assume or suffer to exist any Indebtedness, except;
          (a) the Obligations of such Other Applicant and its Subsidiaries hereunder;
          (b) intercompany Indebtedness among the Other Applicants and their Subsidiaries to the extent permitted by Section 6.06;

          (c) purchase money Indebtedness and Capital Lease Obligations of the Other Applicants and their Subsidiaries in an amount permitted by the Existing Credit Agreement;
          (d) Subordinated Debt; and
          (e) unsecured Indebtedness of the Other Applicants and their Subsidiaries not otherwise permitted by this Section in an amount not to exceed €25,000,000 in the aggregate at any one time outstanding.
     Section 6.04. Liens. Each Other Applicant will not, and will not permit any of its Subsidiaries to, create, incur or suffer to exist any Lien on any of its property; provided that the foregoing shall not prevent the following:
          (a) inchoate Liens for the payment of taxes which are not yet due and payable;
          (b) Liens arising by statute in connection with worker’s compensation, unemployment insurance, old age benefits, social security obligations, taxes, assessments, statutory obligations or other similar charges (other than Liens arising under ERISA), good faith cash deposits in connection with tenders, contracts or leases to which any Other Applicant or any Subsidiary is a party or other cash deposits required to be made in the ordinary course of business, provided in each case that the obligation is not for borrowed money and that the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest and adequate reserves have been established therefor;
          (c) mechanics’, workmen’s, materialmen’s, landlords’, carriers’ or other similar Liens arising in the ordinary course of business with respect to obligations which are not due or which are being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest;
          (d) Liens created by or pursuant to the Existing Credit Agreement and related documents;
          (e) Liens on property of any Other Applicant or any Subsidiary created solely for the purpose of securing indebtedness permitted by Section 6.03(c) hereof, representing or incurred to finance the purchase price of property, provided that no such Lien shall extend to or cover other property of such Other Applicant or such Subsidiary other than the respective property so acquired, and the principal amount of indebtedness secured by any such Lien shall at no time exceed the purchase price of such property, as reduced by repayments of principal thereon;
          (f) easements, rights-of-way, restrictions, and other similar encumbrances against real property incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of an Other Applicant or any Subsidiary of an Other Applicant; and
          (g) any Liens created pursuant to the general conditions of a bank operating in the Netherlands based on the general conditions drawn up by the Netherlands Bankers’ Association (Nederlandse Vereniging van Banken) and the Consumers Union (Consumentenbond).
     Section 6.05. Consolidation, Merger, Sale of Assets, etc. Each Other Applicant will not wind up, liquidate or dissolve its affairs or agree to any merger or consolidation, or convey, sell, lease or otherwise dispose of all or any part of its property, including any disposition as part of any sale-leaseback transactions except that this Section shall not prevent:
          (a) a merger or consolidation by any Other Applicant into a different Other Applicant;
          (b) the sale and lease of inventory and equipment in the ordinary course of business;
          (c) the sale, transfer or other disposition of any tangible personal property that, in the reasonable judgment of any Other Applicant, has become uneconomic, obsolete or worn out;
          (d) the sale, transfer, lease, contribution or other disposition of property, stock, ownership interests or other assets of any Other Applicants and their Subsidiaries to one another; and
          (e) the sale, transfer, lease, or other disposition of property of any Other Applicant or any Subsidiary (including any disposition of property as part of a sale and leaseback transaction) aggregating for the Other Applicants and their Subsidiaries not more than €25,000,000 during any fiscal year of the Guarantor.
     Section 6.06. Advances, Investments and Loans. Each Other Applicant will not directly or indirectly, make loans or advances to or make, retain or have outstanding any investments (whether through purchase of equity interests or obligations or otherwise) in, any person or enter into any partnerships or joint ventures, or purchase or own a futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract, except that this Section shall not prevent:
          (a) receivables created in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;
          (b) investments in Permitted Investments;
          (c) investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;
          (d) Each Other Applicant’s investments from time to time in its Subsidiaries, and investments made from time to time by an Other Applicant’s Subsidiary in or more of its Subsidiaries;
          (e) intercompany advances made from time to time from any Other Applicant to any one or more Wholly-owned Subsidiaries in the ordinary course of business;
          (f) Permitted Acquisitions; and
          (g) other investments, loans and advances in addition to those otherwise permitted by this Section in an amount not to exceed €25,000,000 during any fiscal year of the Guarantor.
     Section 6.07. Restricted Payments. Each Other Applicant shall not, nor shall it permit any of its Subsidiaries to, (i) declare or pay any dividends on or make any other distributions in respect of any class or series of its equity interests or (ii) directly or indirectly purchase, redeem, or otherwise acquire or retire any of its equity interests or any warrants, options, or similar instruments to acquire the same (all such payments are referred to herein as “Restricted Payments”); provided, however, that the foregoing shall not operate to prevent the making of:
          (i) dividends or distributions by any Wholly-owned Subsidiary of any Other Applicant to its parent corporation;
          (ii) dividends or distributions by any Subsidiary, which is not a Wholly-owned Subsidiary, of any Other Applicant to its parent corporation, so long as, with respect to each such dividend or distribution no Default or Event of Default exists, or shall exist after giving effect to the proposed dividend or distribution, and, when taken together with all other dividends and distributions permitted by this clause (ii), the aggregate amount of such dividends and distributions does not exceed €25,000,000 during any fiscal year of the Guarantor;
          (iii) dividends or distributions by any Other Applicant to its parent corporation, so long as:
          (x) with respect to each such dividend or distribution no Default or Event of Default exists, or shall exist after giving effect to the proposed dividend or distribution, and, when taken together with all other dividends and distributions permitted by this clause (iii), the aggregate amount of such dividends and distributions does not exceed €25,000,000 during any fiscal year of the Guarantor; and
          (y) the Guarantor causes all such amounts paid as dividends and distributions permitted by this clause (iii) to be promptly re-distributed by the

Subsidiary or Subsidiaries who receive such amounts until such amounts have been received by the Guarantor and the Guarantor owns such amounts free and clear of any claim by any Subsidiaries; and
          (iv) dividends or distributions in the form of Subordinated Debt payable by any Other Applicant to its parent corporation, so long as:
          (x) with respect to each such dividend or distribution, and payments made thereon, no Default or Event of Default exists, or shall exist after giving effect to the proposed dividend, distribution or payment; and
          (y) the Guarantor causes all such amounts paid on Subordinated Debt permitted by this clause (iv) to be promptly re-distributed by the Subsidiary or Subsidiaries who receive such amounts until such amounts have been received by the Guarantor and the Guarantor owns such amounts free and clear of any claim by any Subsidiaries.
     Section 6.08. Limitation on Restrictions. Each Other Applicant will not, and it will not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any restriction on the ability of any such Subsidiary to (a) pay dividends or make any other distributions on its capital stock or other equity interests owned by any Applicant or any other Subsidiary, (b) pay or repay any Indebtedness owed to any Other Applicant or any other Subsidiary, (c) make loans or advances to any Other Applicant or any other Subsidiary, (d) transfer any of its property to any Other Applicant or any other Subsidiary, or (e) encumber or pledge any of its assets to or for the benefit of the Administrative Agent.
     Section 6.09. OFAC. The Guarantor and each Other Applicant will not, and will not permit any of its Subsidiaries to, (i) become a person whose property or interests in property are blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Party and Prohibiting Transactions With Persons Who Commit, Threaten to Commit or Support Terrorism (66 Fed. Reg. 49079(2001)), (ii) engage in any dealings or transactions prohibited by Section 2 of such executive order, or be otherwise associated with any such person in any manner violative of Section 2, and (iii) become a person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.
     Section 6.10. Net Worth. Each Other Applicant shall at all times maintain Net Worth not less than €1.00, $1.00 or the Dollar Equivalent thereof, as applicable.
     Section 6.11. Subordinated Debt. No Other Applicant shall (a) make any voluntary prepayment of Subordinated Debt or effect any voluntary redemption thereof, or (b) make any payment on account of Subordinated Debt which is prohibited under the terms of any instrument or agreement subordinating the same to the Obligations.

     The Guarantor shall not, nor shall any Other Applicant, without the prior written consent of the Administrative Agent, agree to any amendment, modification or supplement to the Subordinated Debt or the legal documents governing the terms thereof (including, without limitation, the terms of any subordination agreement relating thereto) the effect of which is to (i) increase the maximum principal amount of the Subordinated Debt (unless such increase does not increase the amount of cash interest expense or other debt service associated with the Subordinated Debt payable prior to repayment in full of the Obligations), (ii) increase the rate of interest or any fees or premium payable on any of the Subordinated Debt (unless such increase does not increase the amount of cash interest expense or other debt service associated with the Subordinated Debt payable prior to repayment in full of the Obligations), (iii) change any date upon which any payments of principal or interest on the Subordinated Debt are due to an earlier date, (iv) add or make more restrictive any event of default or any covenant with respect to the Subordinated Debt, (v) change the final maturity date of any Subordinated Debt to a date that is earlier than the date that is 120 days after the Termination Date, (vi) take any liens or security interests in assets of any Other Applicant or any Subsidiary, (vii) alter the subordination provisions with respect to any Subordinated Debt, including, without limitation, subordinating the Subordinated Debt to any other debt, (viii) change any redemption or prepayment provisions of the Subordinated Debt to an earlier date or add any additional events requiring such redemption or prepayment, or (ix) change or amend any other term of the legal documents governing the terms of the Subordinated Debt (including, without limitation, the terms of any subordination agreement relating thereto) if such change or amendment would result in an Event of Default.
     Section 6.12. Incorporation by Reference. The Guarantor shall comply with, abide by and otherwise observe all covenants set forth in Article VI (including the contents of the related schedules and exhibits) of the Existing Credit Agreement, which covenants are incorporated herein by reference in their entirety as if fully set forth herein; provided that, if the Existing Credit Agreement is terminated or for any reason otherwise ceases to be in full force and effect, the incorporation of such Article VI hereby shall continue, except that it shall be of such article as it existed in such Existing Credit Agreement immediately prior to the termination thereof; provided further that, any covenant made for the benefit of the Administrative Agent and Lenders under the Existing Credit Agreement shall be made for the benefit of the Administrative Agent, the Lenders and the Issuing Banks hereunder.
Article VII
Events of Default
In case of the happening of any of the following events (“Events of Default”):
          (a) any representation or warranty made or deemed made in or in connection with any Facility Document or the issuances of Letters of Credit hereunder, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Facility Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;

          (b) default shall be made in the reimbursement with respect to any L/C Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;
          (c) default shall be made in the payment of any Fee or any other Obligation (other than an amount referred to in (b) above) due under any Facility Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five Business Days;
          (d) default shall be made in the due observance or performance by the Guarantor or any Other Applicant of any covenant, condition or agreement contained in Section 5.01(a), Section 5.04, Section 5.05, Section 5.09 or Section 5.11 or in Article VI;
          (e) default shall be made in the due observance or performance by the Guarantor or any Other Applicant of any covenant, condition or agreement contained in any Facility Document (other than those specified in (b), (c) or (d) above) and such default shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Guarantor;
          (f) the Guarantor or any Other Applicant shall (i) fail to pay any principal or interest, regardless of amount, due in respect of any Material Indebtedness when and as the same shall become due and payable (after giving effect to any applicable grace period), or (ii) fail to observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any such Indebtedness if the effect of any failure referred to in this clause (ii) is to cause, or to permit the holder or holders of such Indebtedness or a trustee on its or their behalf to cause, such Indebtedness to become due prior to its stated maturity;
          (g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Guarantor or any Other Applicant, or of a substantial part of the property or assets of the Guarantor or an Other Applicant under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Guarantor or any Other Applicant or for a substantial part of the property or assets of the Guarantor or any Other Applicant or (iii) the winding-up or liquidation of the Guarantor or any Other Applicant; and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;
          (h) the Guarantor or any Other Applicant shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in (g) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Guarantor or any Other Applicant or for a substantial part of the property or assets of the Guarantor or any Other Applicant, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due, (vii) take any action for the purpose of effecting any of the foregoing, or (viii) in relation to any procedure or step taken in the Netherlands:
          (A) commence bankruptcy (failissemnet), supension of payments (surseance van betaling), emergency procedure (noodregeling) or any other procedure having the effect that the Applicant to which it applies loses the free management or ability to dispose of its property (irrespective of whether that procedure is provisional or final); or
          (B) commence dissolution (ontbinding) or any other procedure having the effect that the Applicant to which it applies ceases to exist.
          (i) one or more judgments for the payment of money in an aggregate amount in excess of $10,000,000 shall be rendered against the Guarantor, any Other Applicant or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of the Guarantor or any Other Applicant to enforce any such judgment;
          (j) an ERISA Event shall have occurred that, in the reasonable opinion of the Required Lenders, when taken together with all other such ERISA Events, could reasonably be expected to result in a Material Adverse Effect;
          (k) Article X of this Agreement for any reason shall cease to be in full force and effect (other than in accordance with its terms), or the Guarantor shall deny in writing that it has any further liability under such Article (other than as a result of the discharge of the Guarantor in accordance with the terms of the Facility Documents);
          (l) there shall be an Event of Default under, and as defined in, the Existing Credit Agreement;
          (m) there shall have occurred a Change in Control;
then, and in every such event (other than an event with respect to the Guarantor described in paragraph (g) or (h) above), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Guarantor, take either or both of the following actions, at the same or different times:
          (i) terminate forthwith the Commitments, and

          (ii) declare any unpaid accrued Fees and all other liabilities of the Guarantor and each Other Applicant accrued hereunder and under any other Facility Document to be forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Guarantor and each Other Applicant, anything contained herein or in any other Facility Document to the contrary notwithstanding;
and in any event with respect to the Guarantor described in paragraph (g) or (h) above, the Commitments shall automatically terminate and any unpaid accrued Fees and all other liabilities of the Guarantor and the Other Applicants accrued hereunder (including under Section 2.01(l)) and under any other Facility Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Guarantor and the Other Applicants, anything contained herein or in any other Facility Document to the contrary notwithstanding.
Article VIII
The Administrative Agent
     Section 8.01. Appointment. (a) Each Lender and Issuing Bank hereby irrevocably (subject to Section 8.03) appoints ABN AMRO Bank N.V. to act as Administrative Agent on behalf of the Lenders and the Issuing Banks. Each of the Lenders and each assignee of any such Lender hereby irrevocably authorizes the Administrative Agent to take such actions on behalf of such Lender or assignee or Issuing Bank and to exercise such powers as are specifically delegated to the Administrative Agent by the terms and provisions hereof and of the other Facility Documents, together with such actions and powers as are reasonably incidental thereto. The Administrative Agent is hereby expressly authorized by the Lenders and the Issuing Banks, without hereby limiting any implied authority, (i) to receive on behalf of the Lenders and the Issuing Banks all payments in respect of L/C Disbursements (except as otherwise specified in this Agreement) and all other amounts due to the Lenders and Issuing Banks hereunder, and promptly to distribute to each Lender or Issuing Bank its proper share of each payment so received; (ii) to give notice on behalf of each of the Lenders to each Other Applicant and the Guarantor of any Event of Default specified in this Agreement of which the Administrative Agent has actual knowledge; and (iii) to distribute to each Lender copies of all notices, financial statements and other materials delivered by the Guarantor or any Other Applicant pursuant to this Agreement or the other Facility Documents as received by the Administrative Agent. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Facility Document, the Administrative Agent shall not have any duties or responsibilities except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Facility Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Agreement with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. The Administrative Agent shall have the continuing right, for purposes hereof, at any time and from time to time to designate one or more of the Lenders (and/or its or their Affiliates) as “syndication agents”, “documentation agents”, “arrangers” or other designations for purposes hereto, but such designation shall have no additional powers, duties or responsibilities as a result thereof.
          (b) The Issuing Banks shall act on behalf of the Lenders with respect to any Letters of Credit issued by them and the documents associated therewith until such time and except for so long as the Administrative Agent may agree at the request of the Required Lenders to act for such Issuing Bank with respect thereto; provided, however, that the Issuing Banks shall have all of the benefits and immunities (i) provided to the Administrative Agent in this Article VIII with respect to any acts taken or omissions suffered by an Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and the application and agreements for letters of credit pertaining to the Letters of Credit as fully as if the term “Administrative Agent” as used in this Article VIII included Issuing Banks with respect to such acts or omissions and (ii) as additionally provided in this Agreement with respect to Issuing Banks.
     Section 8.02. Liability of Administrative Agent. Neither the Administrative Agent nor any of its respective directors, officers, employees, agents, trustees, attorneys, Affiliates or advisors shall be liable as such for any action taken or omitted by any of them except for its or his own gross negligence or willful misconduct, or be responsible for any statement, warranty or representation herein or the contents of any document delivered in connection herewith, or be required to ascertain or to make any inquiry concerning the performance or observance by the Guarantor or any Other Applicant of any of the terms, conditions, covenants or agreements contained in any Facility Document. The Administrative Agent shall not be responsible to the Lenders for the due execution, genuineness, validity, enforceability or effectiveness of this Agreement or any other Facility Documents, instruments or agreements. The Administrative Agent shall in all cases be fully protected in acting, or refraining from acting, in accordance with written instructions signed by the Required Lenders and, except as otherwise specifically provided herein, such instructions and any action or inaction pursuant thereto shall be binding on all the Lenders. The Administrative Agent shall, in the absence of knowledge to the contrary, be entitled to rely on any instrument or document believed by it in good faith to be genuine and correct and to have been signed or sent by the proper person or persons. Neither the Administrative Agent nor any of its respective directors, officers, employees or agents shall have any responsibility to the Guarantor or any Other Applicant on account of the failure of or delay in performance or breach by any Lender or Issuing Bank of any of its obligations hereunder or to any Lender or Issuing Bank on account of the failure of or delay in performance or breach by any other Lender or Issuing Bank or the Guarantor or any Other Applicant of any of their respective obligations hereunder or under any other Facility Document or in connection herewith or therewith. The Administrative Agent may execute any and all duties hereunder by or through agents or employees and shall be entitled to rely upon the advice of legal counsel selected by it with respect to all matters arising hereunder and shall not be liable for any action taken or suffered in good faith by it in accordance with the advice of such counsel.

     Section 8.03. Resignation and Replacement. Subject to the appointment and acceptance of a successor Administrative Agent as provided below, the Administrative Agent may resign at any time by notifying the Issuing Banks, the Lenders and the Guarantor. Upon any such resignation, the Required Lenders shall have the right to appoint a successor acceptable to the Guarantor, such consent not to be unreasonably withheld; provided, however, that the consent of the Guarantor shall not be required to any such appointment during the continuance of any Event of Default. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a bank with an office in the United States, having a combined capital and surplus of at least $500,000,000 or an Affiliate of any such bank. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor bank, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.05 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent. Any resignation by Administrative Agent pursuant to this Section 8.03 shall constitute the concurrent resignation of such entity as an Issuing Bank, provided that any successor Administrative Agent appointed pursuant to this Section 8.03 shall, upon acceptance of such appointment, become, if the Administrative Agent was the sole Issuing Bank hereunder, a successor Issuing Bank.
     Section 8.04. Administrative Agent Business. The Administrative Agent and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Guarantor or any Other Applicant or other Affiliate thereof as if it were not an Administrative Agent.
     Section 8.05. Indemnification of Administrative Agent. Each Lender agrees (a) to reimburse the Administrative Agent, on demand, in the amount of its Pro Rata Share of any expenses incurred for the benefit of the Lenders by the Administrative Agent, including reasonable counsel fees and disbursements and compensation of Administrative Agent and employees paid for services rendered on behalf of the Lenders, that shall not have been reimbursed by the Guarantor or any Other Applicant and (b) to indemnify and hold harmless the Administrative Agent and any of its directors, officers, employees, agents or Affiliates on demand, in the amount of such Pro Rata Share, from and against any and all liabilities, taxes, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by or asserted against it or any of them in any way relating to or arising out of this Agreement, credit extended or any action taken or omitted by it or any of them under this Agreement or any other Facility Document, to the extent the same shall not have been reimbursed by the Guarantor or any Other Applicant, provided that no Lender shall be liable to the Administrative Agent or any such other indemnified person for any portion of such liabilities, taxes, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that is determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Administrative Agent or any of its directors, officers, employees agents or Affiliates. Each Lender agrees to reimburse each Issuing Bank and its directors, officers, employees, agents and Affiliates, in each case, to the same extent and subject to the same limitations as provided above for the Administrative Agent. In addition, each Lender shall promptly return to the Administrative Agent the amount of any payment made to such Lender in anticipation of receipt of amounts due from the Guarantor or any Other Applicant in the event such payment is not made by the Guarantor or such Other Applicant as and when due (which amounts shall be returned to the Administrative Agent with interest at the customary rate set by the Administrative Agent for the correction of errors among banks).
     Section 8.06. No Reliance. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, any other Lender or any Issuing Bank and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any other Lender or any Issuing Bank and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any other Facility Document, any related agreement or any document furnished hereunder or thereunder.
     Section 8.07. Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender, an Issuing Bank or the Guarantor referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” The Administrative Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to such Default or Event of Default as may be directed by the Required Lenders; provided, however, that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Lenders.
Article IX
Miscellaneous
     Section 9.01. Notices. Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:
          (a) if to the Guarantor or any Other Applicant, to the Guarantor at 5212 N. O’Connor Blvd., Suite 2300, Irving, TX 75039, Attention of Mr. Paul Fehlman (Telecopy No. (972) 443-6817);
          (b) if to the Administrative Agent:
          ABN AMRO Bank N.V.

Agency Management
135 South LaSalle Street, Suite 1562
Chicago, IL 60603
Attention: Allen R. Broyles, First Vice President — Head
Telecopy No.: (312) 904-2755
and
ABN AMRO Bank N.V.
Agency Management
135 South LaSalle Street, Suite 1562
Chicago, IL 60603
Attention: Thomas W. Bittman, Vice President
Telecopy No.: (312) 904-2755
          (c) if to a Lender, to it at its address (or telecopy number) on file with Administrative Agent.
All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by telecopy or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01.
          The Guarantor and each Other Applicant hereby acknowledge that (a) the Administrative Agent will make available to the Lenders and each Issuing Bank materials and/or information provided by or on behalf of the Guarantor and each Other Applicant hereunder (collectively, “Company Materials”) by posting the Company Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Guarantor and each Other Applicant or its securities) (each, a “Public Lender”). Guarantor and each Other Applicant hereby agree that (w) all Company Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Company Materials “PUBLIC,” the Guarantor and each Other Applicant shall be deemed to have authorized the Administrative Agent, Issuing Banks and the Lenders to treat such Company Materials as not containing any material non-public information with respect to the Guarantor and each Applicant or their respective securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Company Materials constitute Information (as defined in Section 9.17), they shall be treated as set forth in Section 9.17); (y) all Company Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor”; and (z) the Administrative Agent shall be entitled to treat any Company Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.” Notwithstanding the foregoing, neither the Guarantor nor any Other Applicant shall be under any obligation to mark any Company Materials “PUBLIC.”
          Notices and other communications to the Lenders and any Issuing Bank hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or any Issuing Bank pursuant to Article II if such Lender or Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Guarantor may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
          The Platform is provided “as is” and “as available.” The Agent Parties do not warrant the accuracy or completeness of the Company Materials or the adequacy of the Platform, and expressly disclaim liability for errors in or omissions from the Company Materials. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by any agent party in connection with the Company Materials or the Platform. In no event shall any Agent Party have any liability to the Guarantor, any Other Applicant, any Lender, any Issuing Bank or any other person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Guarantor’s, any Other Applicant’s or the Administrative Agent’s transmission of Company Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Guarantor, any Other Applicant, any Lender, any Issuing Bank or any other person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).
     Section 9.02. Survival of Agreement. All covenants, agreements, representations and warranties made by the Guarantor and the Other Applicants herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Facility Document shall be considered to have been relied upon by the Lenders and the Issuing Banks and shall survive the issuance of Letters of Credit by the Issuing Banks, regardless of any investigation made by the Lenders or the Issuing Banks or on their behalf, and shall continue in full force and effect as long as any Fee or any other amount payable under this Agreement or any other Facility Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not been terminated. The provisions of Section 2.09, Section 2.12 and Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the expiration of the Commitments, the expiration of any Letter of Credit, the invalidity or unenforceability of any term or provision of this Agreement or any other Facility Document, or any investigation made by or on behalf of the Administrative Agent, any Lender or any Issuing Bank.
     Section 9.03. Binding Effect. This Agreement shall become effective when it shall have been executed by the Guarantor, Flowserve B.V., any Other Applicants party hereto on the Closing Date and the Administrative Agent and the conditions set forth in Section 4.02 have been satisfied, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.
     Section 9.04. Successors and Assigns. (a) Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party, which shall include, in the case of a Lender, any entity resulting from a merger or consolidation; and all covenants, promises and agreements by or on behalf of the Guarantor, the Other Applicants, the Administrative Agent, the Issuing Banks or the Lenders that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.
          (b) Each Lender may assign to one or more assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment and participation in Letters of Credit); provided, however, that (i) (x) if the assignment is not between existing Lenders, the Guarantor, the Administrative Agent and each Issuing Bank must give their prior written consent to such assignment (which consent shall not be unreasonably withheld or delayed); provided, however, that, the consent of the Guarantor shall not be required to any such assignment during the continuance of any Event of Default, and (y) the amount of the Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than €5,000,000 (or, if less, the entire remaining amount of such Lender’s Commitment) and any assignment or transfer shall at least include an assignment or transfer of such Lender’s Commitment of a principal amount outstanding at that time of at least €50,000, unless it is made to any person which qualifies as a professional market party (professionele morktpartij) under the Dutch Financial Markets Supervision Act (Wet op het, financieel toezicht), provided, however; that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single assignee (or to an assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met, (ii) the parties to each such assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee (an “Assignment Fee”) in the amount of $5,000 for each assignment; provided, however, that such processing and recordation fee shall not apply to assignments at any time by Administrative Agent or its respective Affiliates or between existing Lenders; and provided, further, that in the event of two or more concurrent assignments to members of the same Assignee Group (which may be effected by a suballocation of an assigned amount among members of such Assignee Group) or two or more concurrent assignments by members of the same Assignee Group to a single assignee (or to an assignee and members of its Assignee Group), the Assignment Fee shall be $5,000 for the first four such concurrent assignments or suballocations and $500 for each additional concurrent assignment or suballocation thereafter, and (iii) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire. Upon acceptance and recording pursuant to paragraph (e) of this Section 9.04, from and after the effective date specified in each Assignment and Acceptance, (a) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement and (b) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 2.09, Section 2.12 and Section 9.05, as well as to any Fees accrued for its account and not yet paid).
          (c) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its Commitment and participation in Letters of Credit, in each case without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Acceptance, (ii) except as set forth in (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Facility Document or any other instrument or document furnished pursuant hereto, or the financial condition of the Guarantor, any Other Applicant or any of their Subsidiaries or the performance or observance by the Guarantor or any Other Applicant of any of its obligations under this Agreement, any other Facility Document or any other instrument or document furnished pursuant hereto; (iii) such assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance; (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements referred to in Section 3.05 or delivered pursuant to Section 5.03 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (v) such assignee will independently and without reliance upon the Administrative Agent, such assigning Lender or any other Lender or any Issuing Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.
          (d) The Administrative Agent, acting for this purpose as an agent of the Guarantor and the Other Applicants, shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive and the Guarantor, the Other

Applicants, the Administrative Agent, the Issuing Banks and the Lenders may treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Guarantor, the Other Applicants, and the Issuing Banks at any reasonable time and from time to time upon reasonable prior notice. In addition, Administrative Agent shall make the Register available for inspection by the Lenders upon reasonable prior notice at reasonable times, provided that a Lender shall only be entitled to inspect its own entry in the Register and not that of any other Lender.
          (e) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, an Administrative Questionnaire completed in respect of the assignee (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) above (if applicable) and, if required, the written consent of the Guarantor, the Issuing Banks and the Administrative Agent to such assignment, the Administrative Agent shall (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Lenders and the Issuing Banks. No assignment shall be effective unless it has been recorded in the Register as provided in this paragraph (e). Prior to such recordation, all amounts owed with respect to the applicable Commitment shall be owed to the Lender listed in the Register as the owner thereof, and any request, authority or consent of any person who, at the time of making such request or giving such authority or consent, is listed in the Register as the Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments.
          (f) Each Lender may, without the consent of the Guarantor, the Issuing Banks or the Administrative Agent, sell participations to one or more banks or other entities in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment); provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participating banks or other entities shall be entitled to the benefit of the cost protection provisions contained in Section 2.09, Section 2.12 or Section 9.05 to the same extent as if they were Lenders provided that the Guarantor and the Other Applicants shall not be required to reimburse the participating banks or other entities pursuant to Section 2.09, Section 2.12 or Section 9.05 in an amount in excess of the amount that would have been payable thereunder to such Lender had such Lender not sold such participation, (iv) a participating bank or other entity that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.12 unless the Guarantor is notified of the participation sold to such participating bank or other entity and such participating bank or other entity agrees, for the benefit of the Guarantor and the Other Applicants to comply with Section 9.05(e), and (v) the Guarantor, the Other Applicant, the Administrative Agent, the Issuing Banks and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of the Guarantor and the Other Applicants relating to the L/C Disbursements and to approve any amendment, modification or waiver of any provision of this Agreement (other than amendments, modifications or waivers decreasing any fees payable hereunder, increasing or extending the Commitments or releasing the Guarantors).

          (g) Any Lender or participant may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.04, disclose to the assignee or participant or proposed assignee or participant any information relating to the Guarantor, the Other Applicants or their Subsidiaries furnished to such Lender by or on behalf of the Guarantor, the Other Applicants or their Subsidiaries; provided that, prior to any such disclosure of information designated by the Guarantor as confidential, each such assignee or participant or proposed assignee or participant shall execute an agreement whereby such assignee or participant shall agree (subject to customary exceptions) to preserve the confidentiality of such confidential information on terms no less restrictive than those applicable to the Lenders pursuant to Section 9.17.
          (h) Any Lender may at any time assign all or any portion of its rights under this Agreement to secure extensions of credit to such Lender without the consent of any of the Guarantor, the Other Applicants or the Administrative Agent; provided that no such assignment shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto.
          (i) Neither the Guarantor nor the Other Applicants shall assign or delegate any of their rights or duties hereunder without the prior written consent of the Administrative Agent, the Issuing Banks and each Lender, and any attempted assignment without such consent shall be null and void.
     Section 9.05. Expenses; Indemnity. (a) The Guarantor and the Other Applicants agree to pay all reasonable out-of-pocket expenses incurred by the Administrative Agent and the Issuing Banks in connection with the syndication of the credit facilities provided for herein and the preparation, execution, delivery and administration of this Agreement and the other Facility Documents or in connection with any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions hereby or thereby contemplated shall be consummated) or incurred by the Administrative Agent, an Issuing Bank or any Lender in connection with the enforcement or protection of its rights in connection with this Agreement and the other Facility Documents or in connection with the Letters of Credit issued hereunder or the connection with collection of amounts and hereunder, including the reasonable fees, charges and disbursements of Chapman and Cutler LLP, counsel for the Administrative Agent and, in connection with any such enforcement protection or collection, the fees, charges and disbursements of any other counsel or advisors for the Administrative Agent or any Lender.
          (b) The Guarantor and the Other Applicants agree to indemnify the Administrative Agent, each Lender and each Issuing Bank, each Affiliate of any of the foregoing persons and each of their respective directors, officers, employees, agents, trustees, attorneys, Affiliates and advisors (each such person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Facility Document or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations thereunder, the underwriting or arrangement of the credit extensions made thereunder or the consummation of the Transactions and the other transactions contemplated thereby, (ii) the issuance of Letters of Credit the use or intended use of the proceeds thereof, (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto, or (iv) any actual or alleged presence or Release of Hazardous Materials on or from any property currently or formerly owned or operated by the Guarantor, the Other Applicants or any of their Subsidiaries, or any Environmental Liability related in any way to the Guarantor, the Other Applicants or any of their Subsidiaries, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. To the extent permitted by law, the Guarantor and the Other Applicants waive any claim against any Indemnitee under any theory of liability for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of or in connection with the Facility Documents, the Transactions, any Letter of Credit or the use of the proceeds thereof.
          (c) The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the expiration of the Commitments, the expiration of any Letter of Credit, the invalidity or unenforceability of any term or provision of this Agreement or any other Facility Document, or any investigation made by or on behalf of the Administrative Agent, any Lender or any Issuing Bank. All amounts due under this Section 9.05 shall be payable on written demand therefor.
     Section 9.06. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, except to the extent prohibited by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Guarantor or any Other Applicant against any of and all the obligations of the Guarantor or any Other Applicant now or hereafter existing under this Agreement (including, in the case of the Guarantor, Article X hereof) and other Facility Documents held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or such other Facility Document and although such obligations may be unmatured. The rights of each Lender under this Section 9.06 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.
     Section 9.07. Applicable Law. This Agreement and the other Facility Documents (other than Letters of Credit and as expressly set forth in other Facility Documents) shall be construed in accordance with and governed by the internal laws of the State of Illinois. Each Letter of Credit shall be governed by, and shall be construed in accordance with, the laws or rules designated in such Letter of Credit, or if no such laws or rules are designated, the UCP and, as to matters not governed by the UCP, the internal laws of the State of Illinois.

     Section 9.08. Waivers; Amendment. (a) No failure or delay of the Administrative Agent, any Lender or any Issuing Bank in exercising any power or right hereunder or under any other Facility Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder and under the other Facility Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Facility Document or consent to any departure by the Guarantor or any other Credit Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Guarantor or any Other Applicant in any case shall entitle the Guarantor to any other or further notice or demand in similar or other circumstances.
          (b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Guarantor, the Other Applicants, the Administrative Agent and the Required Lenders; provided, however, that no such agreement shall (i) extend any date for reimbursement of an L/C Disbursement, or waive or excuse any such payment or any part thereof, or decrease the rate of interest on any L/C Disbursement, without the prior written consent of each Lender affected thereby, (ii) increase or extend the Commitment of any Lender or decrease or extend the date for payment of the Fees due to any Lender without the prior written consent of such Lender, (iii) amend or modify the definition of the term “Required Lenders,” the pro rata requirements of Section 2.11, the provisions of Section 9.04, the provisions of this Section, or release the Guarantor without the prior written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of any Issuing Bank hereunder or under any other Facility Document without the prior written consent of such Issuing Bank.
     Section 9.09. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any participation in any L/C Disbursement, together with all fees, charges and other amounts which are treated as interest on such participation in such L/C Disbursement under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such participation in accordance with applicable law, the rate of interest payable in respect of such participation hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan or participation but were not payable as a result of the operation of this Section 9.09 shall be cumulated and the interest and Charges payable to such Lender in respect of other participations or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Rate to the date of repayment, shall have been received by such Lender.

     Section 9.10. Entire Agreement. This Agreement, the Proposal Letter and the other Facility Documents represent the final agreement among the parties and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties. There are no unwritten oral agreements among the parties. Any other previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the other Facility Documents. Nothing in this Agreement or in the other Facility Documents, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Facility Documents.
     Section 9.11. Waiver of Jury Trial. Each party hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or in connection with this Agreement or any of the other Facility Documents. Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the other Facility Documents, as applicable, by, among other things, the mutual waivers and certifications in this section 9.11.
     Section 9.12. Severability. In the event any one or more of the provisions contained in this Agreement or in any other Facility Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
     Section 9.13. Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 9.03. Delivery of an executed signature page to this Agreement by facsimile transmission or pdf copy shall be as effective as delivery of a manually signed counterpart of this Agreement.
     Section 9.14. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.
     Section 9.15. Jurisdiction; Consent to Service of Process. (a) The Guarantor and the Other Applicants hereby irrevocably and unconditionally submit, each for itself and its property, to the nonexclusive jurisdiction of any Illinois State court or Federal court of the United States of America sitting in Chicago, Illinois, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Facility Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Illinois State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or the other Facility Documents against the Guarantor, the Other Applicants or their properties in the courts of any jurisdiction.
          (b) The Guarantor and the Other Applicants hereby irrevocably and unconditionally waive, to the fullest extent each may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Facility Documents in any Illinois State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
          (c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
     Section 9.16. Judgment Currency. (a) The obligations of the Guarantor and the other Credit Parties hereunder and under the other Facility Documents to make payments in any currency hereunder (each, an “Obligation Currency”) shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the appropriate Obligation Currency, except to the extent that such tender or recovery results in the effective receipt by the Administrative Agent or a Lender or an Issuing Bank of the full amount of the Obligation Currency expressed to be payable to the Administrative Agent or such Lender or Issuing Bank under this Agreement or the other Facility Documents. If, for the purpose of obtaining or enforcing judgment against the Guarantor or any other Credit Party or in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than the Obligation Currency (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in such applicable Obligation Currency, the conversion shall be made, in the case of Dollars, at the Dollar Exchange Rate and, in the case of other currencies, the Exchange Rate determined, in each case, as of the first Business Day immediately preceding the day on which the judgment is given (such Business Day being hereinafter referred to as the “Judgment Currency Conversion Date”).
          (b) If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, the Guarantor covenants and agrees to pay, or cause to be paid, as a separate obligation and notwithstanding any judgment, such additional amounts, if any (but in any event not a lesser amount), as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate of exchange prevailing on the Judgment Currency Conversion Date.
          (c) For purposes of determining the rate of exchange for this Section, such amounts shall include any premium and costs payable in connection with the purchase of the Obligation Currency.
     Section 9.17. Confidentiality. The Administrative Agent, each Issuing Bank and each of the Lenders agrees to keep confidential (and to use its best efforts to cause its respective agents and representatives to keep confidential) the Information (as defined below) and all copies thereof, extracts therefrom and analyses or other materials based thereon, except that the Administrative Agent, any Issuing Bank or any Lender shall be permitted to disclose Information (a) to such of its respective officers, directors, employees, agents, affiliates and representatives as need to know such Information, (b) to a pledgee under Section Section 9.04(h) or a potential assignee or participant of such Lender or such potential assignee’s or participant’s advisors who need to know such Information (provided that any such pledgee, potential assignee or participant shall, and shall use commercially reasonable efforts to cause its advisors to, keep confidential all such Information on the terms set forth in this Section 9.17), (c) to the extent requested by any regulatory authority or quasi-regulatory authority such as the National Association of Insurance Commissioners (NAIC), (d) to the extent otherwise required by applicable laws and regulations or by any subpoena or similar legal process, (e) in connection with any suit, action or proceeding relating to the enforcement of its rights hereunder or under the other Facility Documents or (f) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 9.17 or (ii) becomes available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis from a source other than the Guarantor or any Other Applicant. For the purposes of this Section and Section 9.01, “Information” shall mean all financial statements, certificates, reports, agreements and information (including all analyses, compilations and studies prepared by the Administrative Agent, any Issuing Bank or any Lender based on any of the foregoing) that are received from the Guarantor and related to the Guarantor, any of the Other Applicants or any of their Subsidiaries, any shareholder of the Guarantor or any employee, customer or supplier of the any of the Other Applicants, or any of the Guarantor or Subsidiaries, other than any of the foregoing that were available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis prior to its disclosure thereto by the Guarantor or an Other Applicant, and which are in the case of Information provided after the date hereof, clearly identified at the time of delivery as confidential. Notwithstanding the foregoing, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Administrative Agent and the Lenders, and the Administrative Agent or any of its Affiliates may place customary “tombstone” advertisements relating hereto in publications (including publications circulated in electronic form) of its choice at its own expense. The provisions of this Section 9.17 shall remain operative and in full force and effect regardless of the expiration and term of this Agreement.
     Section 9.18. Payments Set Aside. To the extent any Lender Party receives payment of any amount under the Facility Documents, whether by way of payment by the Guarantor,

payment by an Other Applicant, set-off or otherwise, which payment is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, other law or equitable cause, in whole or in part, then, to the extent of such payment so invalidated, set aside or repaid, the Obligations or part thereof intended to be satisfied thereby shall be revived and continue in full force and effect as if such payment had not been received by such Lender Party. If prior to any such invalidation, declaration, setting aside or requirement, this Agreement shall have been canceled or surrendered, this Agreement shall be reinstated in full force and effect, and such prior cancellation or surrender shall not diminish, discharge or otherwise affect the obligations of the Guarantor or the Other Applicants in respect of the amount of the affected payment.
     Section 9.19. European Monetary Union. If, as a result of the further implementation of European monetary union, (a) any Alternative Currency (other than the euro) ceases to be lawful currency of the nation issuing the same and is replaced by the euro, then the amount payable hereunder in respect thereof shall be determined by translating the amount payable in such currency to euro at the exchange rate recognized by the European Central Bank for the purpose of replacing such currency by the euro, or (b) any such Alternative Currency and the euro are at the same time recognized by the central bank or comparable authority of the nation issuing such currency as lawful currency of such nation, then any Alternative Currency Letter of Credit issued at such time that would otherwise be denominated in such currency shall be denominated in euro.
     Section 9.20. USA Patriot Act. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Guarantor and each Other Applicant that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Guarantor and each Other Applicant, which information includes the name and address of the Guarantor and each Other Applicant and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Guarantor and each Other Applicant in accordance with the Act.
     Section 9.21. German Limited Liability Companies Act. Nothing in this Agreement shall oblige Flowserve Hamburg GmbH to make a payment under any joint and several liability provided under this Agreement if and to the extent that such payment would cause the net assets (Reinvermoegen) of Flowserve Hamburg GmbH, calculated as assets less liabilities and reserves, to be reduced below the amount of its registered share capital which is protected by sections 30 and 31 of the German Limited Liabilites Companies Act (GmbHG), or, where the net assets already are below the amount of its registered share capital, cause such amount to be further reduced.
Article X
The Guaranty
     Section 10.1. The Guaranty. To induce the Lender Parties to provide the credits described herein and in consideration of benefits expected to accrue to each Other Applicant and the Guarantor by reason of the Commitments and for other good and valuable consideration, receipt of which is hereby acknowledged, the Guarantor hereby unconditionally and irrevocably guarantees to the Lender Parties the due and punctual payment of all present and future Obligations owed by each Other Applicant, including, but not limited to, the due and punctual payment of principal of and interest on the L/C Disbursements, and the due and punctual payment of all other Obligations now or hereafter owed by such Other Applicants under the Facility Documents, in each case as and when the same shall become due and payable, whether by acceleration, or otherwise, according to the terms hereof and thereof (including interest which, but for the filing of a petition in bankruptcy, would otherwise accrue on any such indebtedness, obligation, or liability). In case of failure by any Other Applicant or other obligor punctually to pay any Obligations owing by it, the Guarantor hereby unconditionally agrees to make such payment or to cause such payment to be made punctually as and when the same shall become due and payable, whether at stated maturity, by acceleration, or otherwise, and as if such payment were made by the defaulting Other Applicant.
     Section 10.2. Guarantee Unconditional. The obligations of the Guarantor under this Article 10 shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged, or otherwise affected by:
          (a) any extension, renewal, settlement, compromise, waiver, or release in respect of any obligation of the any Other Applicant or of any other obligor under this Agreement or any other Facility Document or by operation of law or otherwise;
          (b) any modification or amendment of or supplement to this Agreement or any other Facility Document;
          (c) any change in the existence, structure, or ownership of, or any insolvency, bankruptcy, reorganization, or other similar proceeding affecting, any Other Applicant or other obligor or any of their respective assets, or any resulting release or discharge of any obligation of any Other Applicant or other obligor contained in any Facility Document;
          (d) the existence of any claim, set-off, or other rights which any Other Applicant or other obligor may have at any time against the Administrative Agent, any Lender, any Issuing Bank or any other Person, whether or not arising in connection herewith;
          (e) any failure to assert, or any assertion of, any claim or demand or any exercise of, or failure to exercise, any rights or remedies against any Other Applicant or other obligor or any other person or property;
          (f) any application of any sums by whomsoever paid or howsoever realized to any obligation of any Other Applicant or other obligor, regardless of what obligations of such Other Applicant or other obligor remain unpaid;
          (g) any invalidity or unenforceability relating to or against any Other Applicant or other obligor for any reason of this Agreement or of any other Facility Document or any provision of applicable law or regulation purporting to prohibit the payment by any Other Applicant or any other obligor of the principal of or interest on any L/C Disbursement or any other amount payable under the Facility Documents; or
          (h) any other act or omission to act or delay of any kind by the Administrative Agent, any Lender, any Issuing Bank or any other person or any other circumstance whatsoever that might, but for the provisions of this paragraph, constitute a legal or equitable discharge of the obligations of any Other Applicant under this Article 10.
     Section 10.3. Discharge Only upon Payment in Full; Reinstatement in Certain Circumstances. The Guarantor’s obligations under this Article 10 shall remain in full force and effect until the Commitments are terminated, all Letters of Credit have expired, and the principal of and interest on L/C Disbursements and all other amounts payable by each Other Applicant under this Agreement and all other Facility Documents shall have been paid in full. If at any time any payment of the principal of or interest on any L/C Disbursements or any other amount payable by any Other Applicant or other obligor under the Facility Documents is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy, or reorganization of such Other Applicant or other obligor, or otherwise, the Guarantor’s obligations under this Article 10 with respect to such payment shall be reinstated at such time as though such payment had become due but had not been made at such time.
     Section 10.4. Subrogation. The Guarantor agrees it will not exercise any rights which it may acquire by way of subrogation by any payment made hereunder, or otherwise, until all the Obligations shall have been paid in full subsequent to the termination of all the Commitments and expiration of all Letters of Credit. If any amount shall be paid to the Guarantor on account of such subrogation rights at any time prior to the later of (x) the payment in full of the Obligations and all other amounts payable by the Other Applicants hereunder and the other Facility Documents and (y) the termination of the Commitments and expiration of all Letters of Credit, such amount shall be held in trust for the benefit of the Administrative Agent, the Issuing Banks and the Lenders and shall forthwith be paid to the Administrative Agent for the benefit of the Issuing Banks and Lenders or be credited and applied to the Obligations, whether matured or unmatured, in accordance with the terms of this Agreement.
     Section 10.5. Waivers. The Guarantor irrevocably waives acceptance hereof, presentment, demand, protest, and any notice not provided for herein, as well as any requirement that at any time any action be taken by the Administrative Agent, any Issuing Bank, any Lender, or any other person against the Other Applicants or other obligor or any other person.
     Section 10.6. Stay of Acceleration. If acceleration of the time for payment of any amount payable by any Other Applicant or other obligor under this Agreement or any other Facility Document is stayed upon the insolvency, bankruptcy or reorganization of such Other Applicant or such obligor, all such amounts otherwise subject to acceleration under the terms of this Agreement or the other Facility Documents shall nonetheless be payable by the Guarantor hereunder forthwith on demand by the Administrative Agent made at the request of the Required Lenders.

     Section 10.7. Benefit to the Guarantor. The Other Applicants and the Guarantor are engaged in related businesses and integrated to such an extent that the financial strength and flexibility of the Other Applicants and the Guarantor have a direct impact on the success of each other. The Guarantor will derive substantial direct and indirect benefit from the extensions of credit to the Other Applicants hereunder.
[Remainder of Page Left Intentionally Blank]

     In Witness Whereof, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

“Guarantor and Applicant” Flowserve Corporation
By:	/s/ Paul W. Fehlman
	Name:	Paul W. Fehlman
	Title:	Vice President - Treasurer

“Other Applicants” Flowserve B.V.
By:	/s/ John M. Nanos
	Name:	John M. Nanos
	Title:	Director

Flowserve Spain SAU
By:	/s/ John M. Nanos
	Name:	John M. Nanos
	Title:	Administrator

Flowserve Hamburg GmbH
By:	/s/ John M. Nanos
	Name:	John M. Nanos
	Title:	Director

Flowserve S.A.
By:	/s/ John M. Nanos
	Name:	John M. Nanos
	Title:	Administrator

Worthington SpA
By:	/s/ John M. Nanos
	Name:	John M. Nanos
	Title:	Director

ABN AMRO Bank N.V., as Administrative Agent, an Issuing Bank and a Lender
By:	/s/ Terrence J. Ward
	Name:	Terrence J. Ward
	Title:	Managing Director

By:	/s/ Charles F. Randolph
	Name:	Charles F. Randolph
	Title:	Managing Director

Calyon New York Branch
By:	/s/ Samuel L. Hill
	Name:	Samuel L. Hill
	Title:	Managing Director and Regional Head

By:	/s/ Brian Myers
	Name:	Brian Myers
	Title:	Managing Director

RBS Citizens, N.A.
By:	/s/ Keith J. Cable
	Name:	Keith J. Cable
	Title:	Vice President